Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.,

GREAT AMERICAN GROUP, INC.,

AAMAC MERGER SUB, INC.,

GREAT AMERICAN GROUP, LLC,

THE MEMBERS OF GREAT AMERICAN GROUP, LLC,

AND

THE MEMBER REPRESENTATIVE

Dated as of May 14, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of May 14, 2009 by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“Parent”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Holdco”), AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”), Great American Group, LLC, a California limited liability company (the “Company”), Andrew Gumaer and Harvey Yellen (each a “Member” and, collectively, the “Members”), and the representative of the Company and each Contribution Consideration Recipient (as hereafter defined) (the “Member Representative”). Parent, Holdco, Merger Sub, the Company, the Members and the Member Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

A. The Parties intend to effect the contribution by the Members of all of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”) to Holdco in exchange for the Contribution Consideration (as hereafter defined), upon the terms and subject to the conditions set forth in this Agreement (the “Contribution”).

B. Simultaneously with the Contribution, the Parties intend to effect the merger of Merger Sub with and into Parent (the “Merger”), with Parent continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding common stock, warrants, and units, respectively, of Parent will be deemed for all purposes to represent shares of common stock, warrants, and units, respectively of Holdco upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) (the Contribution and Merger, collectively, the “Reorganization”).

C. Each of the individuals constituting the Board of Directors of the Company (collectively, “Company Management”) and each of the members of the Board of Directors of each of Parent (the “Parent Board”), Holdco (the “Holdco Board”) and Merger Sub (the “Merger Sub Board”), respectively, have unanimously approved this Agreement and each of them has determined that this Agreement, the Reorganization and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company, Parent, Holdco and Merger Sub, respectively, and their respective stockholders, equityholders and/or members.

D. The Parent Board has unanimously resolved to recommend that its stockholders adopt this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE REORGANIZATION

1.1 The Reorganization.

(a) The Contribution.

(i) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Members shall contribute to Holdco, and Holdco shall accept from the Members, the Membership Interests.

(ii) On the Closing Date, Parent and Holdco shall cause the following amounts to be paid (or issued) to those Persons set forth on Exhibit 1.1(a)(ii)-1 (the “Phantom Equity Holders”) and the Members (collectively, the “Contribution Consideration Recipients”), in accordance with their respective stock percentages (the “Stock Contribution Consideration Percentages”) and cash percentages (the “Cash Contribution Consideration Percentages”), each as set forth in, and in accordance with, the flow of funds memorandum attached as Exhibit 1.1(a)(ii)-2 (the “Flow of Funds Memo”): (A) One Hundred Twenty Million Dollars ($120,000,000) in cash (the “Closing Cash Consideration”), and (B) Twelve Million Two Hundred Seventy-Two Thousand Seven Hundred Twenty-Seven (12,272,727) shares of common stock, par value $0.0001 per share, of Holdco (the “Holdco Common Stock”) (the “Closing Stock Consideration” and collectively with the Closing Cash Consideration, the “Closing Consideration”). The Closing Consideration shall be subject to adjustment in accordance with Section 1.2(d) (Escrow), Section 1.3 (Working Capital Adjustment) and Section 1.5 (Inventory Adjustment). The receipt of the Closing Consideration is further subject to the execution of Lock Up Agreements (as defined in Section 1.6) by the Contribution Consideration Recipients pursuant to Section 1.6. The Closing Stock Consideration to be issued to the Members shall be issued at the Closing. The Closing Stock Consideration to be issued to the Phantom Equity Holders shall be issued upon distribution when vested in accordance with Section 1.1(a)(iii). In addition, in consideration for the Membership Interests, the Members shall be entitled to receive the Available Cash Payment (as hereafter defined) and, to the extent it becomes due and payable in accordance with the terms hereof, the Contingency Cash Payment, and the Contribution Consideration Recipients shall be entitled to receive the Contingency Stock Payments (as defined hereinafter), to the extent they become due and payable in accordance with the terms hereof.

(iii) In the event that any Phantom Equity Holder is not employed by the Company or any affiliate of the Company on a Distribution Date (other than by reason of such Phantom Equity Holder having, prior to such time, [A] terminated such employment for Good Reason, [B] been terminated by such employer without Cause, or [C] died), such Phantom Equity Holder’s portion of the Closing Stock Consideration shall be forfeited by such Phantom Equity Holder and allocated among the other Phantom Equity Holders pro rata in accordance with their relative Stock Contribution Consideration Percentages and such Phantom Equity Holder shall not be entitled thereafter to any Closing Stock Consideration; provided, however, that (x) to the extent that any of the events described in clauses [A] or [B] of this Section 1.1(a)(iii) shall have occurred with respect to any Phantom Equity Holder prior to the applicable

Distribution Date, such Phantom Equity Holder shall be entitled to his or her portion of the Closing Stock Consideration as if he or she had remained employed by the Company or any affiliate of the Company through such date, and (y) to the extent that the event described in clause [C] of this Section 1.1(a)(iii) shall have occurred with respect to any Phantom Equity Holder, the vesting requirements under this Section 1.1(a)(iii) shall accelerate and such Phantom Equity Holder’s heirs shall be entitled to all of his or her entire portion of the Closing Stock Consideration. For purposes of this Section 1.1(a)(iii), a Phantom Equity Holder will be considered to have been continuously employed during the period in which he or she is Disabled. For purposes of this Agreement, “Cause,” with respect to any Phantom Equity Holder in the context of such Phantom Equity Holder’s employment, means such Phantom Equity Holder (i) engaged in gross misconduct or gross negligence in the performance of such Phantom Equity Holder’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of such Phantom Equity Holder’s employment consistent with such Phantom Equity Holder’s position with his or her employer; (ii) engaged in fraud, dishonesty, or any other improper conduct that causes material harm to such Phantom Equity Holder’s employer or such Phantom Equity Holder’s employer’s business or reputation; or (iii) was convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude (excluding traffic offenses). For purposes of this Agreement, “Good Reason,” with respect to any Phantom Equity Holder in the context of such Phantom Equity Holder’s employment, means that without such Phantom Equity Holder’s written agreement, there is (i) a material diminution in such Phantom Equity Holder’s base salary, authority, duties, or responsibilities; (ii) a material diminution in the budget over which such Phantom Equity Holder retains authority; (iii) a material change in the geographic location at which such Phantom Equity Holder must perform services; or (iv) a material breach of the obligations of Parent, the Company or the Surviving Company to such Phantom Equity Holder in connection with making or issuing, as applicable, such Phantom Equity Holder’s Cash Contribution Consideration Percentage of the Closing Cash Consideration, such Phantom Equity Holder’s Stock Contribution Consideration Percentage of the Closing Stock Consideration, and, to the extent applicable, such Phantom Equity Holder’s Stock Contribution Consideration Percentage of the Contingency Stock Payment, in accordance with the terms hereof, and registering such Phantom Equity Holder’s Stock Contribution Consideration Percentage of each of the Closing Stock Consideration and Contingency Stock Payment in accordance with the registration rights agreement set forth as Exhibit 6.3(m). For purposes of this Agreement, “Disabled” or “Disability” with respect to any Phantom Equity Holder in the context of such Phantom Equity Holder’s employment, means (i) such Phantom Equity Holder is unable to engage in the duties of his position by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than Twelve (12) months as determined by a physician selected by the Company, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, such Phantom Equity Holder is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of this Section 1.1(a)(iii), “Distribution Date”, with respect to any Phantom Equity Holder, shall mean an anniversary of the Closing Date, commencing with the first anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, and “portion of the Closing Stock Consideration”, with respect to any Phantom Equity Holder, shall mean, for each Distribution Date, twenty-five percent (25%) of such Phantom Equity Holder’s Stock Contribution Consideration Percentage of the Closing Stock Consideration (subject to reduction in accordance with Section 1.2(d) (Escrow) and Section 1.3 (Working Capital Adjustment)).

(b) The Merger.

(i) Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as hereafter defined), Merger Sub shall be merged with and into Parent. Upon the consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and Parent, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Holdco.

(ii) Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (subject, in the case of the Parent Warrants and Parent Units, to Section 1.1(b)(vii)), at the Effective Time, all of the issued and outstanding [A] shares of common stock, par value $.0001 per share, of Parent (the “Parent Common Stock”), [B] warrants of Parent to purchase Parent Common Stock (the “Parent Warrants”) and [C] units, comprised of Parent Common Stock and Parent Warrants (the “Parent Units”) respectively, shall be exchanged into the same number of [x] shares of Holdco Common Stock, [y] warrants to purchase Holdco Common Stock (the “Holdco Warrants”) and [z] units, comprised of Holdco Common Stock and Holdco Warrants (the “Holdco Units”), respectively. As a result of the Merger, all of the common stock of Merger Sub shall be converted into common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the Surviving Company following the Effective Time. From and after the Effective Time, any certificate representing the Parent Common Stock, Parent Warrants, or Parent Units, respectively, shall be deemed for all purposes to represent Holdco Common Stock, Holdco Warrants, and Holdco Units, respectively, into which such shares of Parent Common Stock, Parent Warrants, or Parent Units, respectively, represented thereby were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificate.

(iii) Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Parent (or the Surviving Corporation) shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account in accordance with Section 3.17, which shall include payment of the Closing Cash Consideration to the Contribution Consideration Recipients.

(iv) By virtue of the Merger, [A] the certificate of incorporation of Parent as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit 1.1(b)(iv)-1 and shall be at and after the Effective Time the certificate of incorporation of the Surviving Company and [B] the by-laws of Parent as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit 1.1(b)(iv)-2 and shall be at and after the Effective Time the by-laws of the Surviving Company.

(v) At and after the Effective Time, except as otherwise expressly set forth herein, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Parent and Merger Sub and all of the claims, obligations, liabilities, debts and duties of Parent and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(vi) All Parent Common Stock, Parent Warrants, and Parent Units, respectively, shall (subject, in the case of the Parent Warrants and Parent Units, to Section 1.1(b)(vii)), by virtue of the Merger and without any action on the part of the stockholders, warrantholders or unitholders of Parent (other than as described herein), be deemed for all purposes to represent the right to receive Holdco Common Stock, Holdco Warrants and Holdco Units, and each of such stockholders, warrantholders, and/or unitholders, as applicable, shall cease to have any rights with respect thereto.

(vii) In the event that the Warrant Redemption is approved by the requisite vote of the holders of the Parent Warrants, and the Warrant Agreement is amended to provide for redemption by Parent, all in accordance with Section 5.6, each of the Parent Warrants (including any Parent Warrants included within any Parent Units) shall represent the right to receive $0.50 per Parent Warrant in accordance with the terms of the Warrant Redemption, and notwithstanding Sections 1.1(b)(ii) and 1.1(b)(vi), shall not represent any right to receive Holdco Warrants (including any Holdco Warrants included within any Holdco Units). In the event the holders of the Parent Warrants do not approve the Warrant Redemption, such Parent Warrants shall become Holdco Warrants in accordance with the terms of this Agreement which shall, subject to Section 5.9, trade on the NYSEA (as defined hereafter) after the Effective Date.

1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated in accordance with Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Reorganization (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (PDT) no later than the third Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto; provided, however, that the Closing shall occur no later than August 1, 2009 (the “Drop Dead Date”). The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger for the Merger in accordance with the DGCL (referred to herein as the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time (on or before the Drop Dead Date) as is agreed in writing by the Parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c) It is intended that the Reorganization, with respect to the Closing Stock Consideration and the exchange of Parent Common Stock for Holdco Common Stock, shall be a Tax free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Escrow. Pursuant to the Escrow Agreement by and among Parent, Holdco, the Company, the Member Representative and Continental Stock Transfer & Trust Company (the “Escrow Agent”), in the form set forth in Exhibit 1.2(d)(i) (the “Escrow Agreement”), as the sole remedy for (i) the indemnification obligations set forth in Section 5.3, (ii) the Working Capital Shortfall, if any, pursuant to Section 1.3, and (iii) the Inventory Amount Shortfall, if any, pursuant to Section 1.5, Two Million Five Hundred Thousand (2,500,000) shares of Holdco Common Stock (the “Escrowed Indemnification Stock”) will be withheld from the Closing Stock Consideration, which shall be allocated among the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages and deposited at Closing to the account specified in the Escrow Agreement. The Escrow Agreement shall provide that, (i) on the thirtieth (30th) day after the date Holdco has filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the year ending December 31, 2009 (the “First Escrow Release Date”), the Escrow Agent shall release One Million (1,000,000) shares of the Escrowed Indemnification Stock, less that portion thereof applied in satisfaction of, or reserved with respect to, (A) indemnification obligations of the Contribution Consideration Recipients to the Parent Indemnified Parties in connection with claims made pursuant to Section 5.3 of this Agreement, (B) obligations of the Contribution Consideration Recipients in connection with any Working Capital Shortfall pursuant to Section 1.3, and (C) obligations of the Members in connection with any Inventory Amount Shortfall pursuant to Section 1.5 (collectively, clauses (A), (B), and (C) “Escrow Claims”), and (ii) on the thirtieth (30th) day after the date Holdco has filed with the SEC its Annual Report on Form 10-K for the year ending December 31, 2010 (the “Final Escrow Release Date”), the Escrow Agent shall release all of the shares then comprising the Escrowed Indemnification Stock remaining in escrow, less that portion thereof applied in satisfaction of, or reserved with respect to, Escrow Claims; provided, however, that with respect to any Escrow Claim made with respect to clause (C) herein, the Parties agree that the sole remedy for such Escrow Claim shall be the return of the Member Inventory Stock in accordance with Section 1.5 and further that no such Escrow Claim as it relates to clause (C) herein shall be made, if ever, prior to the date that all of the Inventory Assets (as hereafter defined) are sold; provided, further, that with respect to any Escrow Claim that remains unresolved at the time of the First Escrow Release Date or the Final Escrow Release Date, as applicable, and notice of which was properly and timely delivered pursuant to this Section 1.2(d) and Section 5.3, a portion of the Escrowed Indemnification Stock reasonably necessary to satisfy such Escrow Claim shall remain in escrow until such Escrow Claim shall have been disposed pursuant to Section 5.3. For purposes of this Section 1.2(d) and Section 5.3, and with respect to any Escrow Claims (and any satisfaction thereof), the Escrowed Indemnification Stock shall be deemed to be valued at Eleven Dollars ($11.00) per share. Any shares comprising the Escrowed Indemnification Stock due to be released on the First Escrow Release Date or Final Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the Contribution Consideration Recipients in accordance with their Stock Contribution Consideration Percentages, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim; provided, however, that except as specifically provided in Section 1.5 with respect to the Member Inventory Stock, no Escrowed Indemnification Stock, once released and delivered to any Contribution Consideration Recipient in accordance with this Agreement, shall be subject to any Escrow Claim, whether or not resolved. For purposes of this Agreement, “Inventory Assets” means, collectively, (i) Bombardier, (ii) the IS Equipment, (iii) Red River and (iv) Furniture Division Inventory, each as reflected on the Company’s balance sheet dated as of the Closing Date.

1.3 Working Capital Adjustment; Available Cash Payment.

(a) Estimated Closing Working Capital. As soon as practicable after the Closing Date, but no later than the thirtieth (30th) day after the Closing Date, Holdco (or its audit committee or accountants) shall prepare and deliver to the Member Representative Holdco’s calculation of the Net Working Capital (the “Estimated Net Working Capital”) as at the close of business on the Closing Date. For purposes of this Section 1.3, “Net Working Capital” means (a) Current Assets of the Company as of the Closing Date minus (b) Current Liabilities of Company as of the Closing Date. For purposes of this Section 1.3, “Current Assets of the Company” means the following current asset line items from the Company’s balance sheet: (i) Cash and Cash Equivalents, (ii) Restricted Cash, (iii) Accounts Receivable (including Accounts Receivable — Officers, Accounts Receivable – Employees and Interest Receivable), (iv) Unbilled Receivables and Advances against Customer Contracts, (v) Inventory (including Short Term Inventory, Long Term Inventory and Inventory of Discontinued Operations), (vi) Deposits, (vii) Prepaid Expenses , (viii) Prepaid Insurance, (ix) Cash Surrender Value of Life Insurance Policies, (x) Prepaid Taxes and (x) Other Current Assets. For purposes of this Section 1.3, the Inventory Assets shall be included in “Current Assets of the Company.” For purposes of this Section 1.3, “Current Liabilities of the Company” means the following current liability line items from the Company’s balance sheet: (i) Accounts Payable, (ii) Payables to Partners – Profit Participation, (iii) Accrued Expenses and Other Current Liabilities (including Accrued Interest Expense, Accrued Payroll Taxes, Accrued Vacation Payable, Accrued Pension, Accrued MEDFSA Payable and Accrued Sales Taxes Payable), (iv) Auction and Liquidation Proceeds Payable, (v) Current Portion of Capital Lease Obligations, (vi) Bank Line of Credit (short term financing with deal financing partners) and (vii) Notes Payable booked in the Current Liabilities section of the Company’s Balance Sheet. For Purposes of this Agreement, “Current Liabilities of the Company” shall not include any of the following current liability line items from the Company’s Balance Sheet at Closing: (i) Accrued Compensation Plan – Phantom Stock, (ii) Accrued Compensation Plan – Members’ Employment Agreement Obligations, (iii) Any Expenses Accrued or Reserved related to matters associated with the Reorganization or related to future Phantom Stock Payments or current or future stock-based compensation or Reorganization -related Contingency Cash Payments or Contingency Stock Payments and (iv) any amounts accrued or payable related to the fair market value of Minority LLC interests.

(b) Objection Period; Dispute Resolution. The Member Representative shall have thirty (30) days following its receipt of the Estimated Net Working Capital calculation (the “WC Objection Period”) to accept or dispute its accuracy. During the WC Objection Period, the Member Representative and his accountant shall be permitted to review the pertinent accounting books and records and work papers of Holdco used in the preparation of the Estimated Net Working Capital and Holdco shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel. Unless the Member Representative delivers a written objection to Holdco on or prior to the expiration of the WC Objection Period, the Estimated Net Working Capital shall be deemed to be the final amount of Net Working Capital (the “Final Net Working Capital”) and will become final and binding on the Parties. If the Member Representative does object, the written objection shall specify the items or calculations with which he takes issue. If the Member Representative objects in accordance with the previous sentence to the Estimated Net Working Capital delivered in accordance with this Section 1.3, Holdco and the Member Representative shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts. If Holdco and the Member Representative resolve their disagreements in accordance with the foregoing sentence, the Estimated Net Working Capital with those modifications, if any, to which Holdco and the Member Representative shall have agreed shall be deemed to be the Final Net Working Capital. If, upon completion of such 30-day period, Holdco and the Member Representative are unable to reach agreement on all the disputed items, they shall promptly thereafter cause BDO Seidman, LLP (the “Independent Accountant”) to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of calculating the Final Net Working Capital; provided that the Independent Accountant may consider only those items or amounts in the calculation of Estimated Net Working Capital as to which Holdco and the Member Representative have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Holdco, on the one hand, and the Member Representative, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Holdco and the Member Representative shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations. Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final Net Working Capital. Holdco, on the one hand, and the Member Representative, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination thereof.

(c) Post-Closing Adjustment. If the Final Net Working Capital (as determined in accordance with this Section 1.3) is greater than the Net Working Capital Benchmark, the Members shall be entitled to receive (in accordance with their respective, relative Cash Contribution Consideration Percentage) from Holdco, in cash and without interest thereon, an amount equal to the amount by which the Final Net Working Capital exceeds the Net Working Capital Benchmark on a dollar-for-dollar basis. If the Final Net Working Capital is less than the Net Working Capital Benchmark (such amount, the “Working Capital Shortfall”), Holdco shall be entitled to receive an amount equal to the Working Capital Shortfall in the form of shares initially issued from the Closing Stock Consideration, such shares for purposes of this Section 1.3(c) to be deemed to be valued at Eleven Dollars ($11.00) per share and without interest thereon. Holdco acknowledges and agrees that it shall only seek recovery for any Working Capital Shortfall from the Escrowed Indemnification Stock, and only from the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages. For purposes of this Section 1.3, “Net Working Capital

Benchmark” shall mean Twelve Million Five Hundred Thousand Dollars ($12,500,000). Any payment required by this Section 1.3(c) to be paid to the Members shall be paid by wire transfer to the account designated by the Member Representative, and with respect to any payment in shares to be received by Holdco, be transferred by the Escrow Agent to Holdco for cancellation, within ten (10) days after final determination of the Final Net Working Capital in accordance with this Section 1.3. Any adjustments to the Closing Stock Consideration under this Section 1.3 shall be deemed an adjustment to the Contribution Consideration.

(d) Available Cash Payment. On or before the Closing Date, the Members shall be entitled to receive an amount (the “Available Cash Payment”) equal to the unrestricted cash and cash equivalents held by the Company as of the Closing Date after the satisfaction of loans made by former equity holders of the Company in the principal amount of up to Two Million Nine Hundred Eighty Five Thousand Dollars ($2,985,000), plus interest. The Company shall provide Parent with a calculation of the foregoing unrestricted cash and cash equivalents held by the Company and the Company Subsidiaries within seven (7) days prior to the Closing Date.

1.4 Contingency Cash Payment and Contingency Stock Payment.

(a) Contingency Cash Payment to the Members. In addition to the Contribution Consideration payable pursuant to Section 1.1(a) above for the sale of the Membership Interests, Holdco shall make a contingency payment in cash in the aggregate amount of Twenty Five Million Dollars ($25,000,000) (the “Contingency Cash Payment”) to the Members upon the Company achieving any one of (i) Forty Five Million Dollars ($45,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2009, (ii) Forty Seven Million Five Hundred Thousand Dollars ($47,500,000) in Adjusted EBITDA for the twelve (12) months ending March 31, 2010, or (iii) Fifty Million Dollars ($50,000,000) in Adjusted EBITDA for the twelve (12) months ending June 30, 2010. For the avoidance of doubt, the Parties hereby agree the Contingency Cash Payment under this Section 1.4(a) will only be payable to the Members once and shall not exceed Twenty Five Million Dollars ($25,000,000) in the aggregate. In the event the Company does not achieve any of the targets set forth in this Section 1.4(a), the Members shall not be entitled to any Contingency Cash Payment. For purposes of this Section 1.4, “Adjusted EBITDA” shall mean consolidated net earnings of the Company before interest expense, income taxes, depreciation, amortization, extraordinary or non-recurring loss and all other extraordinary non-cash items for the applicable period and as calculated in accordance with Section 1.4 of the Company Disclosure Schedule applied on a consistent basis. For purposes of the calculation of Adjusted EBITDA, net earnings shall (a) exclude any Expenses, including without limitation, expenses incurred in connection with the road show and investor presentation, and any other transaction expenses hereafter incurred, and any other expenses incurred by Parent or any Parent Subsidiary, whether incurred prior to or following the Closing Date, including, without limitation, any payment of fees to any advisors of Parent, any payments to Halcyon Management Group LLC (“Halcyon”), any Parent organization costs and commissions, any Parent Board fees, any fees or expenses with respect to Parent’s operating expenses, NYSEA fees, expenses associated with the auditing of the Closing Company Financials, expenses associated with the Proxy Statement, Registration Statement and the Proxy Statement/Prospectus, costs associated with issuing options in the future from any Company Benefit Plan or the Incentive Plan, (b) exclude any Expenses of the Company in connection with its engaging in the transaction, including without limitation, fees and expenses paid to advisors, all costs associated with due diligence activities, Antitrust Laws filing costs and related expenses, all KPMG tax study costs, all consultant costs, all legal counsel fees and expenses and all investment banking fees and expenses, (c) exclude any payments or accruals related to any of the Phantom Equity Holders made pursuant to this Agreement both retrospectively and in the future whether in cash, shares or contingent shares form, (d) exclude any Contingency Cash Payment to Members, (e) exclude any past, present or future share based compensation expense, (f) exclude any expense, accrual or income related to any increases or decreases in the fair market value of Minority LLC interest or payment obligations for the Minority LLC interests and (g) include any income or loss from discontinued operations.

(b) Contingency Stock Payment to the Contribution Consideration Recipients. In addition to the Contribution Consideration and Contingency Cash Payment payable pursuant to Section 1.1(a) and Section 1.4(a), respectively, Holdco shall issue to the Contribution Consideration Recipients up to an aggregate of Ten Million (10,000,000) shares of Holdco Common Stock (the “Contingency Stock Payment”) in accordance with Section 1.4(e) and Section 1.4(f) upon the Company meeting certain performance targets set forth in this Section 1.4(b). In the event the Company achieves any one of the targets set forth in Section 1.4(a)(i), Section 1.4(a)(ii), or Section 1.4(a)(iii), then Holdco shall issue to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock. In the event the Company achieves Fifty Five Million Dollars ($55,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2010 (the “2010 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Four Million (4,000,000) shares of Holdco Common Stock. In the event the Company achieves Sixty Five Million Dollars ($65,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2011 (the “2011 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Four Million (4,000,000) shares of Holdco Common Stock; provided, however, that if the Company does not achieve the 2010 EBITDA Target, but does achieve the 2011 EBITDA Target, then Holdco shall also issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Eight Million (8,000,000) shares of Holdco Common Stock. For the avoidance of doubt, the Parties hereby agree the Contingency Stock Payment under this Section 1.4(b) will not exceed Ten Million (10,000,000) shares of Holdco Common Stock in the aggregate. In the event the Company does not achieve any of the targets set forth in this Section 1.4(b), the Contribution Consideration Recipients shall not be entitled to receive any Contingency Stock Payment. The Contingency Stock Payment, if any, will be allocated among the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages.

(c) Audit. As soon as practicable after the applicable target period for the Contingency Cash Payment or Contingency Stock Payment, as the case may be, but no later than the thirtieth (30th) day after such target period, Holdco (or its audit committee or accountants) shall prepare and deliver to the Member Representative a statement setting forth in reasonable detail the Adjusted EBITDA achieved by the Company for the applicable target period together with the calculation used to determine the Adjusted EBITDA for the applicable period (the “EBITDA Statement”). The EBITDA Statement will be prepared in accordance with

Section 1.4 of the Company Disclosure Schedule applied on a consistent basis. The Member Representative shall have thirty (30) days following its receipt of the EBITDA Statement (the “EBITDA Objection Period”) to accept or dispute its accuracy. During the EBITDA Objection Period, the Member Representative and his accountant shall be permitted to review the pertinent accounting books and records and work papers of the Company used in the preparation of the EBITDA Statement and the Company shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel. Unless the Member Representative delivers a written objection to Holdco on or prior to the expiration of the EBITDA Objection Period, the Adjusted EBITDA set forth in the EBITDA Statement shall be deemed to be the final amount of Adjusted EBITDA for such target period (the “Final EBITDA”) and will become final and binding on the Parties. If the Member Representative does object, the written objection must specify the items or calculations with which he takes issue. If the Member Representative objects in accordance with the previous sentence to the Adjusted EBITDA Statement delivered in accordance with this Section 1.4(c), Holdco and the Member Representative shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts. If Holdco and the Member Representative resolve their disagreements in accordance with the foregoing sentence, the Adjusted EBITDA set forth in the EBITDA Statement with those modifications, if any, to which Holdco and the Member Representative shall have agreed shall be deemed to be the Final EBITDA. If, upon completion of such 30-day period, Holdco and the Member Representative are unable to reach agreement on all the disputed items, they shall promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of preparing the EBITDA Statement; provided that the Independent Accountant may consider only those items or amounts in the EBITDA Statement as to which Holdco and the Member Representative have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Holdco, on the one hand, and the Member Representative, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Holdco and the Member Representative shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations. Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final EBITDA. Holdco, on the one hand, and the Member Representative, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination of the Final EBITDA.

(d) Payment of Contingency Cash Payment. Holdco shall pay the Contingency Cash Payment, if any, within thirty (30) days after the relevant determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c), by wire transfer of immediately available funds to the accounts specified in writing by the Member Representative to Holdco. No interest shall be paid or accrued for the Contingency Cash Payment payable hereunder.

(e) Issuance of Contingency Stock Payment to Members. Holdco shall issue the relevant Contingency Stock Payment, if any, to the Members in such amounts as set forth in, and in accordance with, their respective, relative Stock Contribution Consideration Percentages, after the relevant determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c). The Contingency Stock Payment shall be issued by Holdco to the Members, to the extent earned and with respect to the applicable target period, in three (3) equal installments, beginning on the first anniversary of the Closing Date and on each anniversary of the Closing Date thereafter through the third (3rd) anniversary of the Closing Date (in each case, to the extent that an anniversary of the Closing Date is not a Business Day, then the applicable shares shall be issued on the first Business Day following such anniversary).

(f) Issuance of Contingency Stock Payment to Phantom Equity Holders. Up to 1,200,000 shares of Holdco Common Stock to be issued pursuant to the Contingency Stock Payment (assuming the Company satisfies all of the performance targets set forth in Section 1.4(b) hereinabove) (the “Phantom Equity Holder Contingency Stock”) shall be allocated among the Phantom Equity Holders in accordance with their respective, relative Stock Contribution Consideration Percentages. The Phantom Equity Holder Contingency Stock shall be issued by Holdco to the Phantom Equity Holders, to the extent earned and with respect to the applicable target period, in three (3) equal installments, beginning on the first anniversary of the Closing Date and issuable on each anniversary of the Closing Date thereafter through the third (3rd) anniversary of the Closing Date (in each case, to the extent that an anniversary of the Closing Date is not a Business Day, then the applicable shares shall be issued on the first Business Day following such anniversary). In the event that any Phantom Equity Holder is not employed by Holdco or any affiliate of Holdco on any anniversary of the Closing Date (other than by reason of such Phantom Equity Holder having, prior to such time, [A] terminated such employment for Good Reason, [B] been terminated by such employer without Cause, or [C] died), such Phantom Equity Holder’s portion of the Phantom Equity Holder Contingency Stock (and any dividends accrued thereon) shall be forfeited by such Phantom Equity Holder and allocated among the other Phantom Equity Holders pro rata in accordance with their relative Stock Contribution Consideration Percentages and such Phantom Equity Holder shall not be entitled thereafter to any further portion of his or her Phantom Equity Holder Contingency Stock; provided, however, that (x) to the extent that any of the events described in clauses [A] or [B] of this Section 1.4(f) shall have occurred with respect to any Phantom Equity Holder, such Phantom Equity Holder shall be entitled to his or her portion of the Phantom Equity Holder Contingency Stock as it is issued on each anniversary of the Closing Date as if he or she had remained employed by Holdco or any affiliate of Holdco through such date, and (y) to the extent that the event described in clause [C] of this Section 1.4(f) shall have occurred with respect to any Phantom Equity Holder, the vesting requirements under this Section 1.4(f) shall accelerate and such Phantom Equity Holder’s heirs shall be entitled to all of his or her entire portion of the Phantom Equity Holder Contingency Stock. For purposes of this Section 1.4(f), a Phantom Equity Holder will be considered to have been continuously employed during the period in which he or she is Disabled.

1.5 Inventory Adjustment. As the sole remedy for any Inventory Amount Shortfall, if any, pursuant to this Section 1.5, 2,200,000 shares of Holdco Common Stock (the “Member Inventory Stock”) that comprise the Escrowed Indemnification Stock, which shall be allocated among the Members in accordance with their respective, relative Stock Contribution Consideration Percentages, shall be held in escrow pursuant to the Escrow Agreement and shall be distributed to the Members in accordance with Section 1.3. To the extent that the Gross Proceeds (as hereafter defined) are less than the Book Value (as hereafter defined) (such amount, the “Inventory Amount Shortfall”), Holdco shall be entitled to receive from the Members an amount equal to the Inventory Amount Shortfall in the form of shares of Holdco Common Stock initially issued as the Member Inventory Stock, such shares for purposes of this Section 1.5 to be deemed to be valued at Eleven Dollars ($11.00) per share and without interest thereon. For purposes of this Agreement, “Gross Proceeds” means the cumulative gross proceeds received by the Company or any affiliate of the Company from the sale, transfer or other disposition of all of the Inventory Assets to another Person less any third Person commissions with respect thereto. For purposes of this Agreement, “Book Value” means the value of the Inventory Assets as stated in the Company’s unaudited consolidated balance sheet as of the Closing Date. Holdco acknowledges and agrees that it shall only seek recovery for any Inventory Amount Shortfall from the Members and only from the Member Inventory Stock (in accordance with their respective, relative Stock Contribution Consideration Percentages). Any payment required by this Section 1.5 to be received by Holdco shall to the extent that the Inventory Amount Shortfall is determined prior to the Final Escrow Release Date, be transferred by the Escrow Agent to Holdco for cancellation within ten (10) days after final determination of the Inventory Amount Shortfall in accordance with this Section 1.5. To the extent that the Inventory Amount Shortfall is not determined by the Final Escrow Release Date, any remaining Member Inventory Stock comprising the Escrowed Indemnification Stock shall be returned to the Members and, immediately thereafter, the Members shall re-contribute such remaining Member Inventory Stock back into Escrow in accordance with the Escrow Agreement; provided, however, subject to Holdco’s consent (at its sole discretion), that the Members may contribute into escrow assets in lieu of such remaining Member Inventory Stock of equal or greater value than such remaining Member Inventory Stock (valued at Eleven Dollars ($11.00) per share without interest thereon). After the last item of the Inventory Assets is sold, transferred or disposed of after the Final Escrow Release Date, and after any Inventory Amount Shortfalls are resolved but no later than five (5) days after such sale, transfer or disposition, any remaining Member Inventory Stock shall be returned to the Members (in accordance with their respective, relative Stock Contribution Consideration Percentages). The Parties hereto agree that the Members shall maintain sole discretion with respect to the time and manner of sale, transfer or other disposition with respect to the Inventory Assets. Furthermore, the Parties hereto agree that the Company may repay that certain promissory note issued by Great American Group Energy Equipment, LLC in favor of Garrison Special Opportunities Fund LP and Gage Investment Group LLC in an original principal amount of $12,000,000, dated as of May 29, 2008, even if all or some of the inventory collateralizing such note have not yet been sold, transferred or otherwise disposed. To the extent that the Gross Proceeds are equal to or greater than the Book Value, then there shall be no forfeiture (or return) of any of the Member Inventory Stock. Any adjustments to the Closing Stock Consideration under this Section 1.5 shall be deemed an adjustment to the Contribution Consideration.

1.6 Restrictions on Transfer. Each Contribution Consideration Recipient, with respect to any Closing Stock Consideration that it receives pursuant to this Agreement, shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit 1.6-1. Each Parent Founder receiving Holdco Common Stock shall remain subject to the “lock-up” agreements set forth in the Escrow Agreement dated on or about August 1, 2007 (the “Founders Escrow Agreement”), to the same extent with respect to the Holdco Common Stock as with respect to the Parent Common Stock described in the Founders Escrow Agreement. The agreements discussed in this Section 1.6 collectively shall be referred to as the “Lock Up Agreements”. For purposes of this Agreement, “Parent Founders” means Hanover Overseas Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein, David Hawkins, Steven Shenfeld, Bradford Peck and Frederick Kraegel.

1.7 Governing Documents.

(a) The Company. At and after the Effective Time, the Amended and Restated Operating Agreement of the Company dated as of July 16, 2007 (“Operating Agreement”) shall be amended and restated in its entirety (the “Amended Operating Agreement”), and such Amended Operating Agreement shall be the governing document of the Company.

(b) Holdco. At and after the date the Registration Statement (as hereafter defined) is declared effective by the SEC and the filing of a registration statement on Form 8-A to register the Holdco Common Stock, Holdco shall become subject to the reporting requirements of the Exchange Act (as hereafter defined) and shall thereafter conduct its business in accordance with [A] the certificate of incorporation of Holdco as in effect immediately prior to the date hereof, such certificate of incorporation attached hereto as Exhibit 1.7(b)-1 (the “Holdco Certificate of Incorporation”) and [B] the by-laws of Holdco as in effect immediately prior to the date hereof, such bylaws attached hereto as Exhibit 1.7(b)-2 (the “Holdco Bylaws”).

1.8 Directors and Officers. Each of the Parties hereto shall take all necessary action to effectuate the following in this Section 1.8.

(a) The Surviving Company. The Persons listed on Exhibit 1.8(a)-1, constituting all of the directors and officers of Parent and Merger Sub as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time, and at and after the Effective Time, those Persons listed on Exhibit 1.8(a)-2 shall initially serve in those positions and offices of the Surviving Corporation and in such capacities as set forth next to their respective names.

(b) The Company. The Persons listed on Exhibit 1.8(b), constituting all of the managers and directors and officers of the Company as of immediately prior to the Closing shall and at and after the Effective Time continue in such positions and offices of the Company and in such capacities as set forth next to their respective names.

(c) Holdco. The Persons listed on Exhibit 1.8(c)-1, constituting all of the directors and officers of Holdco as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time, and at and after the Effective Time, (i) the Holdco Board shall consist of seven (7) members consisting of (i) three (3) members appointed by Parent (who initially will be Mark Klein, Michael Levitt and one additional director), and four (4) members appointed by the Members (who initially will be Andrew Gumaer, Harvey Yellen and two (2) independent directors, one of whom shall initially be Hugh Hilton), and such directors of Holdco shall initially serve on those Holdco Board committees and in such capacities as indicated in Exhibit 1.8(c)-2, and (i) the officers of Holdco shall initially serve in those positions and offices of Holdco and in such capacities as set forth next to their respective names as indicated in Exhibit 1.8(c)-2.

1.9 Other Effects of the Merger. The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.10 Employment Agreements. The Employment Agreements (as defined hereinafter) shall commence at the Effective Time and shall continue thereafter in accordance with their respective terms.

1.11 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Parent or Merger Sub, or otherwise carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Parent and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Parent or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MEMBERS

The following representations and warranties by the Company and the Members to Parent and Holdco are qualified by those disclosures and exceptions set forth in the Company disclosure schedule (the “Company Disclosure Schedule”). The Company and each of the Members hereby severally represents and warrants to Parent and Holdco as follows (provided, however, that with respect to any representation or warranty concerning or relating to the Members (or any Member) or the Membership Interests, each Member is hereby only representing and warranting, on a several basis, as to such Member and/or with respect to such Member’s Membership Interests):

2.1 Due Organization and Good Standing. Each of the Company and each subsidiary of the Company listed on Section 2.1 of the Company Disclosure Schedule (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Company’s articles of organization and Operating Agreement, as amended to date and as currently in effect (the “Company Organization

Documents”) and the equivalent organizational documents of each of the Company Subsidiaries, each as amended to date and as currently in effect (the “Company Subsidiary Organization Documents”). None of the Company or any Company Subsidiary is in violation of any Company Organization Document or Company Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Company and the Company Subsidiaries, taken as a whole, except any changes or effects after the date hereof directly or indirectly attributable to (i) general political, economic, financial, capital market or industry-wide conditions (except to the extent that the Company is affected in a disproportionate manner relative to other companies in the industries in which the Company and the Company Subsidiaries conduct business), (ii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Reorganization, (iii) any condition described in the Company Disclosure Schedule, (iv) any change in GAAP or interpretation thereof after the date hereof, (v) the execution by the Company and performance of or compliance by the Company with this Agreement, (vi) any failure to meet any financial or other projections, or (vii) any breach by Parent or any Parent Subsidiary of this Agreement.

2.2 Title to Securities; Capitalization.

(a) Each Member holds a Fifty percent (50%) membership interest in the Company. The Members collectively hold of record and own all of the Membership Interests, and such Membership Interests are held free and clear of any restrictions on transfer, Encumbrances (other than as disclosed on Section 2.2(a) of the Company Disclosure Schedule, any restriction under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” securities Laws), Taxes, warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands. No Member is a party to any option, warrant, purchase right, or other contract or commitment that could require such Member to sell, transfer, or otherwise dispose of his Membership Interest, other than this Agreement. No Member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his Membership Interest, other than this Agreement. The Membership Interests held by the Members are not subject to preemptive rights, conversion price adjustment rights or rights of first refusal created by any agreement to which any Member is a party.

(b) Except as disclosed on Section 2.2(b) of the Company Disclosure Schedule, and except for the Membership Interests held by the Members, no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company is issued and outstanding. The Membership Interests are duly authorized, validly issued, fully paid and non-assessable and were not issued in material violation of any applicable foreign, federal or state securities Laws or the Company Organization Documents. The Company has not entered into any other agreements or commitments to issue any membership interests and has not split, combined or reclassified the Membership Interests.

(c) Except as otherwise described on Section 2.2(c) of the Company Disclosure Schedule, the Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued membership interests of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or membership interests of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest. There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d) There are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Membership Interests or the capital stock or equity interests of any Company Subsidiary.

(e) Except as disclosed on Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by an Encumbrance on any property and (F) all guarantee obligations.

(f) From December 31, 2008 through the date hereof, except as otherwise described on Section 2.2(f) of the Company Disclosure Schedule, the Company has not declared or paid any distribution or dividend in respect of the Membership Interest and has not repurchased, redeemed or otherwise acquired any membership interest of the Company, and the Company Management has not authorized any of the foregoing.

(g) The Members are sophisticated sellers with respect to the Membership Interests, have adequate information concerning the business and financial condition of Parent and the Parent Subsidiaries and their respective assets, have been given the information necessary to make an informed decision regarding this Agreement and the transactions contemplated hereby and have independently made their analysis and decision to enter into and consummate this Agreement based upon such information the Members deem appropriate. Notwithstanding the foregoing, no information or knowledge obtained by the Members as described herein will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Reorganization.

(h) The Members are each an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The financial condition of each Member is such that he is able to bear the risk of holding the Closing Stock Consideration for an indefinite period of time and the risk of loss of his entire investment. The Members have had the opportunity to ask questions of and receive answers from the management of Parent and the Parent Subsidiaries concerning the investment in the Closing Stock Consideration and have sufficient knowledge and experience in investing in companies similar to Holdco in terms of its stage of development so as to be able to evaluate the risks and merits of its investment in Holdco. The Members are acquiring the Closing Stock Consideration for investment, for their own account, and not for resale or with a view to distribution thereof in violation of the Securities Act, and the rules and regulations promulgated thereunder. Except as otherwise described on Section 2.2(h) of the Company Disclosure Schedule, the Members have not entered into an agreement or understanding with any other Person to resell or distribute the Closing Stock Consideration.

2.3 Subsidiaries.

(a) Section 2.3(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the Company Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 2.3(a) of the Company Disclosure Schedule, all of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Company Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b) Section 2.3(b) of the Company Disclosure Schedule lists all jurisdictions in which each of the Company and each Company Subsidiary is qualified to conduct its respective business.

(c) Other than as set forth on Section 2.3(c) of the Company Disclosure Schedule, The Pride Capital Group, LLC, a California limited liability company has not conducted any business operations or activities since the date of its formation on June 23, 2006.

2.4 Authorization; Binding Agreement.

(a) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company Management, and (ii) no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and each Parent Subsidiary, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b) Each Member has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Member and, assuming the due authorization, execution and delivery of this Agreement by Parent and each Parent Subsidiary, constitutes the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with its terms, except for the Enforceability Exceptions.

2.5 Governmental Approvals.

(a) Except as otherwise described in Section 2.5(a) of the Company Disclosure Schedule, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company or any

Company Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws, (iii) such filings as contemplated by this Agreement pursuant to the Reorganization, (iv) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Company Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

(b) No Consent from any Governmental Authority on the part of each Member is required to be obtained or made in connection with the execution, delivery or performance by such Member of this Agreement or the consummation by such Member of the transactions contemplated hereby.

2.6 No Violations.

(a) Except as otherwise described in Section 2.6(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Company Organization Document or Company Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) (other than any Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

(b) The execution and delivery by the Members of this Agreement, the consummation by the Members of the transactions contemplated hereby, and compliance by the Members with any of the provisions hereof, will not (i) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (other than as set forth in

Section 2.6(b) of the Company Disclosure Schedule, any restriction under the Securities Act, or any state “blue sky” securities Laws) on the Membership Interest owned by the Members, or (ii) conflict with, contravene or violate in any Law applicable to the Members, except, with respect to clause (ii), for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.7 Company Financial Statements.

(a) As used herein, the term “Signing Company Financials” means the Company’s unaudited consolidated financial statements, consisting of the Company’s balance sheets, statements of income and statements of cash flow, as of December 31, 2008, and March 31, 2009. As used herein, the term “Closing Company Financials” means the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets, statements of income and statements of cash flow, as of December 31, 2006, December 31, 2007 and December 31, 2008 and the unaudited consolidated financial statements as of March 31, 2009 and any subsequent quarter. True and correct copies of the Signing Company Financials are attached hereto on Section 2.7(a) of the Company Disclosure Schedule. The Signing Company Financials (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, and (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(a) of the Company Disclosure Schedule and except for the absence of footnotes and audit adjustments in the case of unaudited Signing Company Financials). The Closing Company Financials will, as of the Closing Date, (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Company Financials), (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Proxy Statement/Prospectus, will comply as of the Closing Date, [A] in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC and [B] will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Company Financials). For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(b) The Company has disclosed to Parent, the Company’s outside auditors and Company Management any material fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) None of the Company, any Company Subsidiary, or any manager, director, officer, or to the Company’s knowledge, any auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary has received any written complaint, allegation, assertion or claim from any Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No Key Employee and no member of Company Management has received written notice from any Governmental Authority or any Person of any material violation of consumer protection, insurance or securities Laws by the Company, any Company Subsidiary or any of their respective officers, managers, directors, employees or agents.

2.8 Absence of Certain Changes.

(a) From December 31, 2006 through the date hereof, to the knowledge of the Company and except as described in Section 2.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b) From December 31, 2006 through the date hereof, to the knowledge of the Company, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Company Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in both the Signing Company Financials (as of the date hereof) and the Closing Company Financials (as of the Closing Date), to the knowledge of the Company, from December 31, 2006 through the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type that have been incurred in the ordinary course of business consistent with past practice.

2.10 Compliance with Laws. Except as set forth in Section 2.10 of the Company Disclosure Schedule and to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor has it received, from December 31, 2006 through the date hereof, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected, or (B) any Company Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.11 Regulatory Agreements; Permits.

(a) There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 2.11(b) of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries, and each employee of the Company or any Company Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company or such Company Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the Company Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Company’s or the Company Subsidiaries’ respective assets and properties (collectively, the “Company Permits”). All of the Company Permits have been made available to Parent and all are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(c) No investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.

2.12 Litigation.

(a) Except as disclosed in Section 2.12(a) of the Company Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are in material compliance with all Orders. There is no material Action that the Company or any of the Company Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company for false advertising with respect to any of the Company’s products or services.

(b) There is no Action pending or, to the knowledge of the Member, threatened against such Member that would reasonably be expected to, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated by this Agreement. There is no Order binding against such Member or his Membership Interest that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement.

2.13 Restrictions on Business Activities. There is no Order binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or the ability of the Company or any of the Company Subsidiaries from engaging in business as currently conducted or from competing with other parties, except for such Orders that would not reasonably be expected to result in a Company Material Adverse Effect.

2.14 Material Contracts.

(a) Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument (other than this Agreement or any ancillary agreement contemplated hereby) currently in effect to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their respective properties or assets are bound or affected as of the date hereof (each, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Reorganization, could materially restrict the ability of Holdco or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by the Company or the Company Subsidiaries under such contract of more than $100,000 per year;

(vii) with respect to any material acquisition of another Person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii) other than in the ordinary course of business, obligates the Company or any Company Subsidiary to provide continuing indemnification or a guarantee of obligations after the date hereof in excess of $100,000;

(ix) is between the Company or any Company Subsidiary and any of their respective managers, directors or executive officers that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x) other than in the ordinary course of business, obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any Company Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”) ; or

(xii) provides for any standstill arrangements.

(b) Except as disclosed on Section 2.14(b) of the Company Disclosure Schedule, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company or the Company Subsidiary party thereto (subject to Enforceability Exceptions) and, to the Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms, in full force and effect; (ii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Company Material Contract against Holdco or such Company Subsidiary and, to the Company’s knowledge, the other party thereto; (iii) neither the Company nor any Company Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company or any Company Subsidiary, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Company’s knowledge, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such

Company Material Contract, and (v) no other party to such Company Material Contract has notified the Company or any Company Subsidiary in writing that it is terminating or considering terminating the handling of its business by the Company or any Company Subsidiary or in respect of any particular product, project or service of the Company, or is planning to materially reduce its future business with the Company or any Company Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Company Material Adverse Effect.

2.15 Intellectual Property.

(a) Section 2.15(a) of the Company Disclosure Schedule contains a list of: (i) all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration, and material unregistered Intellectual Property, in each case that is, owned by the Company or any of the Company Subsidiaries and is material to the business of the Company (“Company Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to the Company or any of the Company Subsidiaries and is material to the business of the Company (“Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to all Company Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances, and (y) has valid rights in and to all of its Licensed Intellectual Property. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and to the knowledge of the Company there is no valid basis for any such allegation. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property. All of the rights within the Company Intellectual Property and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and there is no Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from the Company to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Company Benefit Plans”). The term Company Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has any liability.

(b) Other than as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan, (ii) each Company Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) the Company and each Company ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans that are subject to Title IV of ERISA, (iv) all contributions and premiums required to be made by the Company or any Company ERISA Affiliate to any Company Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not result in a Company Material Adverse Effect). Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(c) Except as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to the Company Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which the Company is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company or any of the Company Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of the Company, or increase the amount of compensation due any such employee, director or consultant.

(d) None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e) No Company Benefit Plan maintained by the Company or any of the Company Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f) Neither the Company nor any Company ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

2.17 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which such Tax Returns are true, accurate, correct and complete, and has paid, collected or withheld, or caused to be paid, collected or withheld set forth on such Tax Returns, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Signing Company Financials as of the date hereof (and the Closing

Company Financials as of the Closing Date) have been established. Section 2.17 of the Company Disclosure Schedule sets forth each jurisdiction where the Company and each Company Subsidiary files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount). There are no material liens with respect to any Taxes upon any of the Company’s or the Company Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date) have been established. Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. There are no Encumbrances for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries, except for statutory liens for current Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date) have been established.

(b) Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect following the Closing.

(c) As of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(e) Neither the Company nor any of the Company Subsidiaries have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f) The Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor, stockholder, or other third party.

(g) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers.

(a) Except as set forth on Section 2.18 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

(b) No Member has incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Member.

2.19 Title to Properties; Assets.

(a) Section 2.19(a) of the Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by the Company or any of the Company Subsidiaries from or to any Person (collectively, the “Company Real Property”). The list set forth in Section 2.19(a) of the Company Disclosure Schedule contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects. The Company Real Property set forth in Section 2.19(a) of the Company Disclosure Schedule comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company does not own any real property. The Company or a Company Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) A correct and complete copy of each Tenant Lease has been made available to Parent prior to the date hereof. The Company or the Company Subsidiary’s interest in each of the Tenant Leases is free and clear of all Encumbrances other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Tenant Leases. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases, have not received notice of any material default, delinquency or breach on the part of the Company or any

Company Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established on the Company’s or any Company Subsidiary’s books with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances that will be released prior to or as of the Closing, (vii) Encumbrances arising under this Agreement or any ancillary agreement hereto or created by or through Parent or any Parent Subsidiary, and (viii) such other imperfections in title as are not, in the aggregate, reasonably likely to have a Company Material Adverse Effect.

2.20 Employee Matters.

(a) There are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Company’s knowledge, since December 31, 2006, there has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units with respect to their employment with the Company or any of the Company Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending with respect to their employment with the Company or any of the Company Subsidiaries or threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b) Except as set forth on Section 2.20(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust to any Governmental Authority, with respect to unemployment compensation benefits, Taxes, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not result in any material liability to the Company or any Company Subsidiary, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Each of Andrew Gumaer, Harvey Yellen, Paul Erickson, and Scott Carpenter (collectively, the “Key Employees”) are currently employed by the Company in connection with the operation of its business. Section 2.20(c) of the Company Disclosure Schedule accurately sets forth each Key Employee’s (i) job title, (ii) date of hire, (iii) base compensation, and (iv) additional material compensation paid or otherwise accrued for in fiscal year 2008. The Key Employees are all employed at will.

2.21 Environmental Matters.

(a) Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or claim, and neither the Company nor any of the Company Subsidiaries has received any notice or claim, or entered into any negotiations or agreements with any Person, that would impose a material liability or obligation under any Environmental Law;

(b) The Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws;

(c) Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under applicable Environmental Laws; and

(d) Each of the Company and the Company Subsidiaries holds and is in material compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

(e) None of the Company, any Company Subsidiary or any of their respective properties is subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.22 Transactions with Affiliates. Except as set forth in Section 2.22 of the Company Disclosure Schedule, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any Company Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any Company Subsidiary or such Person’s employment with the Company or any Company Subsidiary, or (v) as stated in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date), there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either the Company or any of the Company Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Company Capital Stock as of the date hereof (each, an “Affiliate Transaction”).

2.23 Insurance. Section 2.23 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24 Books and Records. All of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws.

2.25 Information Supplied. None of the information supplied or to be supplied by the Company or the Members expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, in the case of the definitive Proxy Statement (and any amendment or supplement thereto), at the date of mailing of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto) and at the time of the Special

Meeting, and, in the case of the Registration Statement, at the time the Registration Statement is declared effective by the SEC, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or the Members expressly for inclusion or incorporation by reference in any of the Signing Form 8-K, the Signing Press Release, the Closing Form 8-K and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties of the Company and each Member included in this Agreement and any list, statement, document or information set forth in, or attached to, any Company Disclosure Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Notwithstanding the foregoing, the Company and the Members make no representation, warranty or covenant with respect to any information supplied by Parent or any Parent Subsidiary which is contained in the Registration Statement, Proxy Statement including, with respect to each, the Proxy Statement/Prospectus, or any Ancillary Public Disclosures.

2.26 Accounts Receivable. Section 2.26 of the Company Disclosure Schedule sets forth as of March 31, 2009, all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/ or the Company Subsidiaries, in accordance with GAAP (the “Accounts Receivable”). All Accounts Receivable arose in the ordinary course of business and represent bona fide revenues of the Company and/ or the Company Subsidiaries arising from their respective businesses. To the Company’s knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

2.27 Inventory. Except for the Inventory Assets, the inventory owned by the Company and/or the Company Subsidiaries is saleable by the Company and/or the Company Subsidiaries in an orderly liquidation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

The following representations and warranties by Parent and Holdco to the Company and Members are qualified by those disclosures and exceptions set forth in the Parent disclosure schedule (the “Parent Disclosure Schedule”). Parent and Holdco hereby jointly and severally represent and warrant to the Company and the Members as follows:

3.1 Due Organization and Good Standing. Each of Holdco and Merger Sub (collectively, the “Parent Subsidiaries”) and Parent is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Parent and the Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure would not reasonably be expected to have a Parent Material Adverse Effect. Parent has heretofore made available to Company accurate and complete copies of Parent’s certificate of incorporation and bylaws, each as amended to date and as currently in effect (the “Parent Organization Documents”) and the equivalent organizational documents of each Parent Subsidiary including without limitation, the Holdco Certificate of Incorporation and the Holdco Bylaws (collectively, the “Parent Subsidiary Organization Documents”), each as amended to date and as currently in effect. Neither Parent nor any Parent Subsidiary is in violation of any provision of the Parent Organization Documents or Parent Subsidiary Organization Documents, as the case may be.

3.2 Capitalization.

(a) The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date hereof, (i) 51,750,000 shares of Parent Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding, and (ii) 68,250,000 shares of Parent Common Stock are authorized but unissued (of which 46,025,000 are reserved for the exercise of the warrants set forth in Section 3.2(d) below). Except as set forth in Section 3.2(c) below, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Organization Documents or any contract to which Parent is a party or by which Parent is bound.

(b) The authorized capital stock of Holdco consists of 135,000,000 shares of Holdco Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, (i) 100 shares of Holdco Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding, and (ii) 134,999,900 shares of Holdco Common Stock are authorized but unissued. Except as set forth above and as contemplated herein, no shares of capital stock or other voting securities of Holdco are issued, reserved for issuance or outstanding. All outstanding shares of Holdco Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Holdco’s Subsidiary Organization Documents or any contract to which Holdco is a party or by which Holdco and/or Parent is bound.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 (“Merger Sub Common Stock”). As of the date hereof, (i) 100 shares of Merger Sub Common Stock are issued and outstanding, and (ii) 900 shares of Merger Sub Common Stock are authorized but unissued. Except as set forth above, no shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Subsidiary Organization Documents or any contract to which Merger Sub is a party or bound.

(d) Except for warrants issued to Parent’s sponsors to purchase 4,625,000 shares of Parent Common Stock (the “Sponsor Warrants”) and warrants issued to Parent’s public stockholders to purchase 41,400,000 shares of Parent Common Stock (the “Stockholder Warrants”), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Parent Common Stock or Holdco Common Stock or obligating Parent or Holdco, as the case may be, to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Parent Common Stock or Holdco Common Stock or securities convertible into or exchangeable for such shares, or obligating Parent or Holdco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such common stock. The Sponsor Warrants and the Stockholder Warrants comprise all of the Parent Warrants. Other than the conversion rights set forth in Section 3.2(d) of the Parent Disclosure Schedule, there are no outstanding obligations of Parent or Holdco to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Holdco Common Stock.

3.3 Parent Subsidiaries.

(a) All the outstanding shares of Holdco Common Stock have been duly authorized, are validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Encumbrances. All the outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and owned by Holdco, free and clear of all Encumbrances.

(b) Except for 100% ownership of Holdco Common Stock and Merger Sub Common Stock, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person. Except for 100% ownership of Merger Sub Common Stock, Holdco does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person. Merger Sub does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person.

(c) Since the date of their respective incorporation or organization, the Parent Subsidiaries have not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of their respective obligations hereunder.

3.4 Authorization; Binding Agreement. Parent and each Parent Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Parent Board, the Holdco Board, the Merger Sub Board, Parent (as the sole stockholder of Holdco) and Holdco (as the sole stockholder of Merger Sub) and (ii) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby, other than receipt of the Required Parent Vote (as hereafter defined). The affirmative vote of the stockholders of Parent holding at least fifty-one percent (51%) of the issued and outstanding Parent Common Stock and a majority of the issued and outstanding IPO Shares (as defined in the Parent’s certificate of incorporation, as amended) present and entitled to vote on the approval and adoption of this Agreement at the Special Meeting (the “Required Parent Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby, provided, further, that stockholders of Parent holding thirty percent (30%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall not have voted against the Reorganization and exercised their conversion rights under Parent’s certificate of incorporation to convert their shares of Parent Common Stock into a cash payment from the Trust Fund (as hereafter defined). This Agreement has been duly and validly executed and delivered by each of Parent and the Parent Subsidiaries and (assuming the due authorization, execution and delivery hereof by the Company and the Members) constitutes the legal, valid and binding obligation of each of Parent and the Parent Subsidiaries, enforceable against each of Parent and the Parent Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Parent or any Parent Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Parent or any Parent Subsidiary of this Agreement or any ancillary agreement related hereto or the consummation by Parent or any Parent Subsidiary of the transactions contemplated hereby or thereby other than (i) such filings as contemplated by this Agreement and pursuant to the Reorganization, (ii) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, including without limitation, the Proxy Statement and the Registration Statement, (iii) pursuant to Antitrust Laws, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of Parent and the Parent Subsidiaries, taken as a whole, except any changes or effects after the date hereof directly or indirectly attributable to (i) general political, economic, financial, capital market or industry wide conditions (except to the extent that Parent is affected in a disproportionate manner relative to other companies in the industries in which Parent and the Parent Subsidiaries conduct business), (ii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Reorganization, (iii) any condition described in the Parent Disclosure Schedule, (iv) any change in GAAP or the interpretation thereof after the date hereof, (v) the execution by Parent and performance of or compliance by Parent with this Agreement, (vi) any failure to meet any financial or other projections, or (vii) any breach by the Company, any Member or the Member Representative of this Agreement.

3.6 No Violations. The execution and delivery by Parent and the Parent Subsidiaries of this Agreement and each other ancillary agreement related hereto and the consummation by Parent and the Parent Subsidiaries of the transactions contemplated hereby and thereby and compliance by Parent and the Parent Subsidiaries with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Parent Organization Documents or the Parent Subsidiary Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Parent Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Parent or the Parent Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent, the Parent Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.7 SEC Filings and Parent Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC since August 1, 2007 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Reports”). Section 3.7 of the Parent Disclosure Schedule lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Report or Additional Parent SEC Report has been or is revised or superseded by a later filed Parent SEC Report or Additional Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent and the Parent Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and the Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Except as set forth in Section 3.7 of the Parent Disclosure Schedule, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports or to be incorporated by reference in the Additional Parent SEC Reports (“Parent Financials”) fairly present, or will fairly present at the time of filing, as the case may be, the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and the Parent Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by Parent’s auditors for Parent and the Parent Subsidiaries since the date of Parent’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Parent Board. Parent has no off-balance sheet arrangements.

(c) Neither Parent nor any Parent Subsidiary, or any manager, director, officer or employee of Parent or any Parent Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(d) The Parent Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Parent Financials, neither the Parent nor any Parent Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business.

3.9 Information Supplied. None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, in the case of the definitive Proxy Statement (and any amendment or supplement thereto), at the date of mailing of the definitive Proxy Statement/Prospectus (and any amendment or supplement thereto) and at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The definitive Proxy Statement will, as of the mailing date and as of the date of the Special Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and each Parent Subsidiary makes no representation, warranty or covenant with respect to any information supplied by the Company or the Members expressly for inclusion which is contained in the Registration Statement, Proxy Statement including the Prospectus, or any Ancillary Public Disclosures. The representations and warranties of Parent and each Parent Subsidiary included in this Agreement and any list, statement, document or information set forth in, or attached to, any Parent Disclosure Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.10 Absence of Certain Changes.

(a) From the date of formation of Parent through the date hereof, except as set forth in Section 3.10 of the Parent Disclosure Schedule and the Parent SEC Reports, and excluding the Reorganization, Parent and the Parent Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b) From the date of formation of Parent, except as set forth in the Parent SEC Reports, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Parent Material Adverse Effect.

3.11 Taxes and Returns.

(a) Except as set forth on Section 3.11 of the Parent Disclosure Schedule, Parent has or will have timely filed, or caused to be timely filed, all Tax Returns and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves, as disclosed in the Parent SEC Reports, have been established in accordance with GAAP. Section 3.11 of the Parent Disclosure Schedule sets forth each jurisdiction where Parent and each Parent Subsidiary files or is required to file a Tax Return. There are no material liens with respect to any Taxes upon any of the Parent’s or any Parent Subsidiary’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings. Neither Parent nor any Parent Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent or any Parent Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Neither Parent nor any Parent Subsidiary has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Parent Material Adverse Effect following the Closing.

(c) As of the date hereof, neither Parent nor any Parent Subsidiary is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) Since their respective dates of incorporation, neither Parent nor any Parent Subsidiary has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

3.12 Employee Benefit Plans. None of Parent, Parent Subsidiary, or Holdco, or any trade or business (whether or not incorporated) that is treated as a single employer with the Parent, Parent Subsidiary, or Holdco within the meaning of Section 414(b), (c), (m) or (o) of the

Code (a “Parent ERISA Affiliate”) maintains or has any liability in connection with any (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) loan to managers, officers or directors other than advances for expense reimbursements incurred in the ordinary course of business; (iii) securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements or (vi) current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director (together, the “Parent Benefit Plans”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, Parent Subsidiary or Holdco, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Parent, Parent Subsidiary or Holdco, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. None of Parent, Parent Subsidiary, Holdco or any Parent ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

3.13 Employee Matters. Neither Parent nor any Parent Subsidiary has ever had any current or former paid employees. Neither Parent nor any Parent Subsidiary has any unsatisfied liability with respect to any current or former unpaid employee.

3.14 Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date hereof, or on Section 3.14(a)-1 of the Parent Disclosure Schedule, there are no written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind to which Parent or any Parent Subsidiary is a party or by or to which any of the properties or assets of Parent or any Parent Subsidiary may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by Parent on less than 60 days’ or less prior notice without penalty (the “Parent Material Contracts”). All Parent Material Contracts have been made available to the Company, and are set forth in Section 3.14(a)-2 of the Parent Disclosure Schedule.

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract is valid and enforceable in all respects against Parent (or any Parent Subsidiary party thereto) and, to Parent’s knowledge, the other party thereto and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions or other than such contracts that have expired by their terms); (ii) neither Parent nor any Parent Subsidiary is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or any Parent Subsidiary, or permit termination or acceleration by the other party, under the Parent Material Contract; (iii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Parent Material Contract against Parent, the Surviving Corporation or any Parent Subsidiary and, to Parent’s knowledge, the other party thereto; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or any Parent Subsidiary, under any Parent Material Contract except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.15 Litigation. There is no Action pending, or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect. There is no Order binding against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Parent Material Adverse Effect. There is no material Action that Parent or any Parent Subsidiary has pending against other parties.

3.16 Transactions with Affiliates. Other than as set forth in the Parent SEC Reports, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or any Parent Subsidiary, on the one hand, and on the other hand, any (i) director, officer, employee or affiliate of either Parent or any Parent Subsidiary, or (ii) record or beneficial owner of more than 5% of the outstanding Parent Common Stock as of the date hereof.

3.17 Trust Fund.

(a) As of the date of this Agreement (and immediately prior to the Effective Time), Parent has (and will have immediately prior to the Effective Time) at least that amount set forth on the Parent’s balance sheet dated as of March 31, 2009 (which has previously been delivered to the Company) less (i) Taxes paid or payable with respect thereto and (ii) Thirty Thousand Dollars ($30,000) to be used by Parent for working capital purposes (the “Minimum Trust Amount”) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and held in trust by Continental Stock Transfer & Trust Co., Inc. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 1 2007, between Parent and Trustee (the “Trust Agreement”). Upon consummation of the Reorganization and notice thereof to the Trustee pursuant to the Trust Agreement, Parent (or the Surviving Corporation) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Closing Cash Consideration to the Contribution Consideration Recipients in accordance with their respective Cash Contribution Consideration Percentages, at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering (“IPO”) who shall have voted against the Reorganization and demanded that Parent convert their shares of Parent Common Stock into cash pursuant to Parent’s certificate of incorporation, (ii) to Citigroup Capital Markets, Inc. as to approximately Thirteen Million Five Hundred Thousand Dollars ($13,500,000) representing deferred underwriting commissions and discounts payable upon consummation of the Reorganization, (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws, (iv) to Halcyon pursuant to Section 7.3 and, as it relates to rent due in the amount of Two Hundred Forty Thousand ($240,000) to the Hanover Group US, LLC, and (v) third parties (e.g., professionals, printers, etc.) who have rendered services to Parent and/or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member in connection with its efforts to effect the Reorganization; provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund which shall not be less than an amount equal to the sum of (y) the Contingent Cash Payment and (z) an amount required to cover the Warrant Redemption, shall, as a result of the Reorganization, become an asset of the Surviving Corporation (for the benefit of Holdco and the Company) at and after the Effective Time.

(b) As of the Effective Time and upon the filing of the amendment to Parent’s certificate of incorporation, those obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s certificate of incorporation will be terminated and Parent shall no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Reorganization, and no Parent stockholder shall be entitled to receive any amount from the Trust Account or the Surviving Company or Holdco except, with respect to the Trust Account only, to the extent such stockholder votes against the approval of this Agreement and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to Parent’s certificate of incorporation.

3.18 Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.19 Finders and Investment Bankers. Except as set forth in Section 3.19 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

3.20 Title to Properties. Neither Parent nor any Parent Subsidiary owns, leases, subleases or has any other interest in any real property.

3.21 Indebtedness. Except as set forth in Section 3.21 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary has any Indebtedness.

3.22 NYSE Amex Listing. Parent Common Stock is listed for trading on the NYSE Amex (the “NYSEA”). Except as set forth in Section 3.22 of the Parent Disclosure Schedule, there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the NYSEA with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on the NYSEA.

3.23 Board Approval. The Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Reorganization and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger and Reorganization is in the best interests of the stockholders of Parent, (iii) determined that the fair market value of the Company and Company Subsidiaries is equal to at least eighty percent (80%) of the amount held in the Trust Fund as required by and in accordance with the Parent’s certificate of incorporation, and (iv) determined that the Reorganization constitutes a “Business Combination” as such term is defined in the Parent’s certificate of incorporation.

3.24 Insurance. Section 3.24 of the Parent Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of Parent or any Parent Subsidiary, or pursuant to which the Parent or any Parent Subsidiary is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Parent nor any Parent Subsidiary is in any material respect, in breach of or default under, and neither Parent nor any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.25 Environmental Matters. Except for such matters that are not reasonably likely to result in a Parent Material Adverse Effect: (i) Parent and each Parent Subsidiary has complied with all applicable Environmental Laws; (ii) Parent and each Parent Subsidiary is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) None of Parent or any Parent Subsidiary has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance; and (iv) None of Parent or any Parent Subsidiary is subject to any Orders of any Governmental Authority or subject to any indemnity or other agreement with any third Person relating to liability under any Environmental Law or relating to Hazardous Substances.

3.26 Intellectual Property. Except for their respective corporate names, none of Parent or any Parent Subsidiary owns, licenses or otherwise has any right, title or interest in any Intellectual Property whether or not registered.

3.27 Regulatory Agreements; Permits.

(a) There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Parent or any Parent Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 3.27(b) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”) all of which have been made available to Company and all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are not in violation in any material respect of the terms of any Parent Permit.

3.28 Business Combination Value. The Parent Board, on advice from its financial advisor, Financo, Inc., has determined that the collective “fair market value” (as defined in Parent’s certificate of incorporation, as amended) of the Company and the Company Subsidiaries is equal to at least 80% of the balance in the Trust Fund, excluding deferred underwriting discounts and commissions.

ARTICLE IV

COVENANTS

4.1 Conduct of Business of the Company and of Parent and Parent Subsidiaries.

(a) Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively, (i) the Company, the Company Subsidiaries, Parent, and the Parent Subsidiaries shall conduct their respective business, in all material respects in the ordinary course of business consistent with past practice and (ii) the Company and Parent shall use its respective commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, managers, directors, officers, Key Employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it, and with respect to the

Company, the Company Subsidiaries, and with respect to Parent, the Parent Subsidiaries, do significant business, and to preserve the possession, control and condition of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, assets, all as consistent with past practice.

(b) Without limiting the generality of the foregoing clause (a), during the Executory Period, none of the Company, any of the Company Subsidiaries, Parent, or any Parent Subsidiary will (except as contemplated by the terms of this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (or except as such action is in the ordinary course of business consistent with past practice in all material respects) with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively), without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, waive or otherwise change, in any respect, any of its respective Charter Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock (and with respect to the Company, any membership interests), or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock (and with respect to the Company, any membership interests), or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock (and with respect to the Company, any membership interests) or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock (and with respect to the Company, any membership interests) or other securities or equity interests;

(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof, or declare, except for the Available Cash Payment, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests, provided, however, the Company may declare, pay or set aside any distributions in an amount equal to the Company’s accrual for Taxes as computed consistently with past practices and presented on the Signing Company Financials dated December 31, 2008;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v) increase the wages, salaries or compensation of any of its Key Employees by more than Five percent (5%), or increase bonuses for the foregoing individuals in excess of Five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2009 or 2010, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii) terminate or waive or assign any material right under any Company Material Contract or any Tenant Lease or enter into any contract (A) involving amounts potentially exceeding $100,000 or (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any subsidiary or enter into any new line of business except, in the case of Company and the Company Subsidiaries, the home auctions business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries in an amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Signing Company Financials as of the date hereof (and the Closing Company Financials as of the Closing Date);

(xiv) close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Company Subsidiary’s facilities;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures in excess of $2,000,000;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise);

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the Membership Interest or the capital equity of any Company Subsidiary;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii) authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of the Company Organization Documents, Company Subsidiary Organization Documents, Parent Organization Documents, or Parent Subsidiary Organization Documents.

(c) It is agreed that, notwithstanding anything to the contrary contained in this Agreement, Parent and its affiliates shall be permitted to, and shall use its commercially reasonable efforts to negotiate and execute agreements related to the repurchase and redemption of, and other similar actions relating to, Parent Common Stock, Parent Warrants and Parent Units.

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Closing, each of the Company and the Company Subsidiaries, on the one hand, and Parent and the Parent Subsidiaries, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Parent and the Parent Subsidiaries, on the one hand, and the Company and the Company Subsidiaries, on the one hand, respectively, and its respective Representatives, at reasonable times and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Reorganization.

(b) All information obtained by the Company or any Company Subsidiary, on the one hand, and Parent or any Parent Subsidiary, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Mutual Confidentiality and Non-Disclosure Agreement, dated January 30, 2009, between Parent and the Company (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the Reorganization are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the existence or terms of this Agreement and the Reorganization other than with the express prior written consent of the other Parties, except as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, and rules or regulations of the SEC or the Financial Industry Regulatory Authority), or as may be required to defend any action brought against such Person in connection with the Reorganization, in each case in accordance with and subject to the Confidentiality Agreement.

4.3 No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement, including the Reorganization) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving any of the Company, the Company Subsidiaries or Parent on the one hand and any third Person on the other hand, or acquisition or purchase of assets of the Company and the Company Subsidiaries or Parent representing 50% or more of such Person’s assets or business.

(b) During the Executory Period, in order to induce the Company and the Parent to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, neither the Company, any Company Subsidiary nor the Parent, nor any Parent Subsidiary, shall, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Company, any Company Subsidiary, the Parent or any Parent Subsidiary to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or the Company, the approval of this Agreement or the Reorganization or the Company’s Management, or the Parent Board’s, recommendation that holders of Membership Interest or the Parent’s stockholders, respectively, adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which the Company, any Company Subsidiary or Parent is a party (except as permitted pursuant to Section 4.2(a)). Without limiting the foregoing, each Party agrees that it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c) Each Party shall notify the other Party hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use its reasonable best efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4 Non-Competition.

(a) Each Member hereby agrees that, from the Closing Date through the later of (i) the third (3rd) anniversary of the Closing Date and (ii) the date that is one year from the date that such Member is no longer employed by the Company or any affiliate thereof (the later of clauses (i) and (ii), “the Non-Compete Termination Date”), he will not at any time directly or indirectly, whether as a consultant, agent, independent contractor, partner, shareholder, member, participant, owner, operator, advisor, lender, lessor, guarantor, investor or otherwise (other than ownership as a passive investor of less than one (1%) percent of the voting stock of a company listed on a national stock exchange), for his own account or for the benefit of any other Person, and except in rendering his duties as an employee of Holdco or its affiliates:

(i) engage in the business of the Company and/or the Company Subsidiaries as they are conducted as of the Non-Compete Termination Date, or any other business the Company and/or a Company Subsidiary contemplate, as determined by the independent directors of the Holdco Board and as evidenced by written plans to such effect, to enter into as of the Non-Compete Termination Date (collectively, the “Business”), assist any other Person engaging in the Business or encourage any other Person to enter the Business;

(ii) provide or solicit services associated with the Business, or assist or encourage any other Person to do so;

(iii) induce or attempt to induce any customer of Holdco or its affiliates to reduce or terminate the provision of services associated with the Business, or assist or encourage any other Person to do so;

(iv) induce or attempt to induce any vendor or other Person with whom Holdco or its affiliates contracts or otherwise transacts business to reduce the level of business it does with Holdco or its affiliates or terminate its relationship with Holdco or its affiliates; or

(v) solicit any employee of Holdco or its affiliates engaged in the Business to leave the employ of Holdco or its affiliates or directly or indirectly hire any such employee, or assist or encourage any other Person to do so.

(b) Each Member acknowledges and agrees that his breach of this Section 4.4 would result in irreparable harm to Holdco or its affiliates for which Holdco’s or its affiliates’ remedies at law would be inadequate. Each Member therefore agrees and consents that temporary and permanent injunctive relief may be granted to Holdco in a proceeding brought to enforce this Section 4.4, and each Member will not claim as a defense thereto that Holdco has an adequate remedy at law. If it is judicially determined that a Member has violated any of his obligations under this Section 4.4, then the period of the covenants contained in this Section 4.4 automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) In addition to the remedies set forth in Section 4.4(b), in the event of a breach by a Member of this Section 4.4, Holdco shall be entitled to withhold any payments of Severance (as defined in the Employment Agreement) that would otherwise be due to the breaching Member under the applicable Employment Agreement. If any payments of Severance are made prior to the breach by such Member, then such Member shall promptly return any and all Severance paid to such Member and Holdco shall be entitled to recover such payments from such breaching Member. The remedies set forth in Section 4.4(b) and this Section 4.4(c) shall be the sole remedies available to Holdco or any of its affiliates, whether under this Agreement, the Employment Agreements, at law or in equity, in the event of any breach of this Section 4.4 by any Member. With respect to Section 4.4(b), the Members shall not claim that Holdco’s right to the Severance in the event of a breach of this Section is an adequate remedy at law.

(d) Each Member acknowledges and agrees that (i) such Member will materially benefit from the consummation of the Reorganization, (ii) the agreement of such Member to the covenants in this Section 4.4 is a material inducement by such Member to persuade Parent and Holdco to consummate the Reorganization, and Parent and Holdco would not have otherwise done so if the Members did not agree to such covenants, and (iii) such Member is agreeing to the covenants of this Section 4.4 freely, voluntarily, and without duress or coercion.

(e) If the scope or duration of the restrictions set forth in this Section 4.4 is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the Parties agree the scope or duration of the restrictions set forth in this Section 4.4 shall be replaced by a scope or duration which is valid, legal and enforceable.

4.5 Parent Founder Stock. In addition to the restrictions upon the Parent Founders set forth in Section 1.6, each of the Parent Founders have executed the letter agreement attached hereto as Exhibit 4.5-1 (the “Letter Agreement”) whereby, at the Effective Time, Four Million Five Hundred Thousand (4,500,000) shares of Parent Common Stock issued to the Founders (the “Founders Restricted Stock”), shall remain in escrow pursuant to that certain Escrow Agreement, dated August 1, 2007, by and among the Parent Founders and Continental Stock Transfer & Trust Company (as amended by the Letter Agreement). While in escrow, such Founders Restricted Stock shall continue to remain issued and outstanding. One Million Five Hundred Thousand (1,500,000) shares of Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders, in accordance with Exhibit 4.5-2, upon the Company meeting a performance target set forth in Section 1.4(b). For purposes of clarification only, in the event the Company achieves the 2010 EBITDA Target, then Holdco shall direct Continental Stock Transfer & Trust Company to release 1,500,000 shares of Founders Restricted Stock (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. For purposes of clarification only, in the event the Company does not achieve both the 2010 EBITDA Target and 2011 EBITDA Target set forth in Section 1.4(b), 3,000,000 shares of Founders Restricted Stock shall be forfeited and cancelled by Continental Stock Transfer & Trust Company. For purposes of clarification only, in the event the Company does not achieve the 2010 EBITDA Target but does achieves 2011 EBITDA Target, 3,000,000 shares of the Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. Holdco shall direct Continental Stock Transfer & Trust Company to cancel or release the relevant portion of the Founders Restricted Stock, if any, to the Parent Founders promptly after the relevant final determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c). Parent shall take, and shall use commercially reasonable efforts to cause the Parent Founders to take, any and all actions as may be necessary to effect the transactions described in this Section 4.5 and the Letter Agreement, including without limitation the cancellation, concurrent with the Closing, of Two Million Eight Hundred Fifty Thousand (2,850,000) shares of Parent Common Stock held by the Parent Founders.

4.6 Member Representative. The Company and each Contribution Consideration Recipient (and with respect to each Phantom Equity Holder, as agreed in an ancillary agreement hereto) hereby agree that Andrew Gumaer shall be appointed as the Member Representative, as the attorney-in-fact for and on behalf of each of them, and the taking by the Member Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or any ancillary agreement hereto to which the Company and/or any Contribution Consideration Recipient is a party, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, (ii) resolve any indemnification claims, and (iii) take all actions necessary in the judgment of the Member Representative for the accomplishment of the other terms, conditions and limitations of this Agreement. Accordingly, the Member Representative has authority and power to act on behalf of the Company and each Contribution Consideration Recipient (and with respect to each Phantom Equity Holder, as agreed in an ancillary agreement hereto) with respect to this Agreement and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Agreement or any ancillary agreement hereto to which the Company and/ or any Contribution Consideration Recipient is a party. The Company and each Contribution Consideration Recipient (and with respect to each Phantom Equity Holder, as agreed in an ancillary agreement hereto) will be bound by all actions taken by the Member Representative in connection with this Agreement or any ancillary agreement hereto to which such Party is a party and Parent shall only be required to acknowledge or act upon written communication signed by the Member Representative. Notwithstanding anything to the contrary contained herein, the Member Representative shall have no liability to any Party in excess of the Member Representative’s portion of the Escrowed Indemnification Stock for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Member Representative.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters.

Each of Parent and Holdco, on one hand, and each of the Company and the Members, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Reorganization set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Reorganization. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Reorganization have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Reorganization.

5.2 Commercially Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Reorganization and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. All costs and expenses payable in respect of any filings, applications and other actions taken by any Party hereto pursuant to Antitrust Laws shall be paid by the Company up front and One Hundred percent (100%) of the foregoing costs and expenses shall be reimbursed to the Company by Holdco at the Effective Time.

(b) Each of Parent and the Parent Subsidiaries, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person;

(ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U. S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall use its commercially reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Reorganization or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall cooperate in all respects with each other and use its respective commercially reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Prior to the expiration of the Executory Period, the Company shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Company Material Contract or Tenant Lease as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby; provided, however, that the Company shall not be required to incur expenses exceeding $25,000 in the aggregate in connection with obtaining Consents with respect to any Company Material Contract or Tenant Lease that will be effective and valid prior to the Effective Time; provided, further, that Parent shall, upon the Closing, reimburse the Company for all costs associated with obtaining Consents of third Persons with respect to any Company Material Contract or Tenant Lease.

(f) Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any term, condition or modification with respect to obtaining any Consents or Requisite Regulatory Approvals in connection with the Reorganization and consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

5.3 Survival of Representations and Warranties; Indemnification.

(a) Survival; Limitations on Indemnification; Exclusive Remedy. The representations and warranties of a Party made in or pursuant to this Agreement will survive the Closing until the First Escrow Release Date; provided, however, that the Fundamental Representations and Warranties will survive until the Final Escrow Release Date; provided, further, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to this Section 5.3 will survive until such claim is finally resolved if the Indemnified Representative notifies in writing the Indemnifying Representative of such claim in reasonable detail prior to the expiration of the applicable survival period of such claim in accordance with this Section 5.3(a). No claim for indemnification under this Section 5.3 shall be brought after the Final Escrow Release Date. Except as set forth in the second proviso in the immediately preceding sentence, the indemnification rights of the Indemnitees under this Section 5.3 shall terminate and be of no further force or effect. For purposes of this Agreement, the “Fundamental Representations and Warranties” means those representations and warranties set forth in Sections 2.1, 2.2(a) – (d), 2.4, 2.17, 2.20(b)(iii) and 2.21.

(b) Indemnification by the Contribution Consideration Recipients.

(i) Subject to the terms and conditions of this Section 5.3, each of the Contribution Consideration Recipients shall severally indemnify and hold harmless each of Parent, the Parent Subsidiaries, their affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”), but only to the extent of each such Contribution Consideration Recipient’s Stock Contribution Consideration Percentage of the Escrowed Indemnification Stock, that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by the Company or any Company Subsidiary of any of their representations, warranties, or covenants or agreements contained in this Agreement and/or (ii) any fraud committed by the Company or any Company Subsidiary relating to this Agreement. The indemnification provided pursuant to this Section 5.3(b)(i) shall not include any matter for which indemnification is provided pursuant to Section 5.3(b)(ii).

(ii) Subject to the terms and conditions of this Section 5.3, each of the Members shall severally indemnify and hold harmless each Parent Indemnified Party from and against any Damages, but only to the extent of each such Member’s Stock Contribution Consideration Percentage of the Escrowed Indemnification Stock, that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by such Member of any of such Member’s representations or warranties contained in Sections 2.2(a), 2.2(g), 2.4(b), 2.5(b), 2.6(b), 2.12(b), 2.18(b) and 2.25, of this Agreement (but not including the representations and warranties of or pertaining to any other Member or the Company or any Company Subsidiary in any of such provisions), (ii) any breach by such Member of any of his covenants or agreements contained in this Agreement, and/or (iii) any fraud committed by such Member relating to this Agreement.

(c) Indemnification by Parent and Holdco. Parent and the Holdco shall jointly and severally indemnify and hold harmless the Company, the Members, their affiliates and each of their respective successors, heirs, estate, permitted assigns, managers, officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by either Parent or any Parent Subsidiary of any of their representations, warranties, or covenants or agreements contained in this Agreement, and/or (ii) any fraud committed by Parent or any Parent Subsidiary relating to this Agreement.

(d) Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Section 5.3 with respect to Actions brought against a Parent Indemnified Party or a Company Indemnified Party (each in such capacity, an “Indemnitee”) by a Person other than a Party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions (for purposes of this Agreement, the “Indemnified Representative” means Parent, with respect to an indemnification claim by a Parent Indemnified Party, and the Member Representative, with respect to an indemnification claim by a Company Indemnified Party, and the “Indemnifying Representative” means the Member Representative, with respect to an indemnification claim by a Parent Indemnified Party, and Parent, with respect to an indemnification claim by a Company Indemnified Party):

(i) The Indemnified Representative will give the Indemnifying Representative as soon as practical after receiving written notice of any Third Party Claim or becoming aware of any condition or event that gives rise to such Third Party Claim, specifying the nature and the amount (the “Claim Notice”). The failure of the Indemnified Representative to give timely notice shall not affect the Indemnified Representative’s rights to indemnification hereunder except to the extent that the Indemnifying Representative demonstrates that it was materially prejudiced by such failure.

(ii) The Indemnifying Representative shall notify the Indemnified Representative within fifteen (15) days after receipt of the Claim Notice whether the Indemnifying Representative will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of Indemnified Representative, such consent not to be unreasonably withheld, conditioned or delayed) and at its expense, the settlement or defense thereof, and Indemnified Representative shall cooperate with Indemnifying Representative in connection therewith, provided that if Indemnifying Representative undertakes such defense: (A) the Indemnifying Representative shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnified Representative or settle such action without first obtaining the consent of Indemnified Representative, except for settlements solely covering monetary matters for which Indemnifying Representative has acknowledged responsibility for payment; (B) the Indemnifying Representative shall permit the Indemnified Representative (at the Indemnified Representative’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnified Representative; and (C) the Indemnifying Representative shall agree promptly to reimburse the Indemnified Representative for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Representative, except for those costs expressly assumed by the Indemnified Representative hereunder. The Indemnified Representative agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third Person in connection therewith. The Indemnifying Representative’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnifying Representative may have against Indemnified Representative or any third Person. So long as the Indemnifying Representative is reasonably contesting any such claim in good faith, the Indemnified Representative shall not pay or settle any such claim. If the Indemnifying Representative does not notify the Indemnified Representative within fifteen (15) days after receipt of Indemnified Representative’s Claim Notice that it elects to undertake the defense thereof, the Indemnified Representative shall (upon further written notice), subject to the limitation set forth in Section 5.3(a), have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the Indemnifying Representative (provided that the Indemnifying Representative shall not be required to pay the Indemnified Representative’s expenses for the defense, settlement or compromise of claims which are not covered by the Indemnifying Representative’s obligations pursuant to this Section 5.3). Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim (not to be unreasonably withheld, conditioned or delayed), the amount of the settlement shall not be a binding determination of the amount of the Damages and such amount shall be determined in accordance with the provisions of this Agreement and the Escrow Agreement. Notwithstanding anything herein to the contrary, the Indemnifying Representative shall not be entitled to assume control of any defense described herein if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks, as one of its principal claims, an injunction or equitable relief against an Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments.

(iii) To the extent that any Damages that are subject to indemnification pursuant to this Section 5.3 are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If an Indemnitee has received the payment required by this Agreement from the Indemnifying Representative in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Representative and shall pay to the Indemnifying Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Representative pursuant to this Agreement in respect of such Damages. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Damages that are subject to indemnification pursuant to this

Section 5.3 are deductible for income tax purposes by an Indemnitee, the amount of any Damages shall be reduced by the income tax savings to such Person as a result of the payment of such Damages.

(e) Representative Capacities; Application of Escrowed Indemnification Stock. The Parties acknowledge that the Member Representative’s obligations under this Section 5.3 are solely as a representative of the Company, each Company Subsidiary and each Contribution Consideration Recipient in the manner set forth herein and in the Escrow Agreement and that the Member Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to any Parent Indemnified Party as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrowed Indemnification Stock. Parent or Holdco shall reimburse the reasonable out-of-pocket expenses incurred by the Member Representative for attorneys’ fees and other costs to the extent the Member Representative prevails in the action resulting in such fees and costs. Notwithstanding anything to the contrary contained herein, any shares comprising the Escrowed Indemnification Stock remaining in escrow following the Final Escrow Release Date in excess of that portion of the Escrowed Indemnification Stock necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.

(f) Other than with respect to indemnifiable Damages related exclusively to breaches of Fundamental Representations and Warranties, no amount shall be payable under this Section 5.3 to an Indemnitee unless and until the aggregate amount of all indemnifiable Damages otherwise payable to all Indemnitees exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible. The aggregate liability for Damages pursuant to Section 5.3(b) shall not in any event exceed the Escrowed Indemnification Stock (and with respect to any Contribution Consideration Recipient, shall not in any event exceed such Contribution Consideration Recipient’s Stock Contribution Consideration Percentage of such Escrowed Indemnification Stock) and no Parent Indemnified Party (as hereafter defined) shall have any claim against the Company or the Contribution Consideration Recipients in respect of any claim pursuant to this Section 5.3 other than the Escrowed Indemnification Stock prior to the Final Escrow Release Date. For purposes of clarification, no Parent Indemnified Party (as hereafter defined) shall have any right to, and shall be prohibited from any, set off or recoupment from any of the Contribution Consideration, Contingency Cash Payment, Contingency Stock Payment, or the Phantom Equity Holder Contingency Stock for any claim against the Company or the Contribution Consideration Recipients in respect of any claim pursuant to this Section 5.3. In no event shall Damages be deemed to include any special, indirect, consequential or punitive damages. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3 and, except as specifically set forth in Section 9.10, such indemnification rights shall be the exclusive remedies of the Parties with respect to any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parties hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise. Notwithstanding anything herein to the contrary, any Contribution Consideration Recipient may, in his or her sole discretion, pay any claim described herein in cash rather than such Contribution Consideration Recipient’s portion of the Escrowed Indemnification Stock as further described in the Escrow Agreement.

5.4 Public Announcements. Parent and the Company agree that no public release or announcement concerning this Agreement or the Reorganization shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement.

5.5 Option Plan. Parent shall establish, and Holdco shall assume at the Effective Time, an incentive option or other equity plan for the directors, employees and consultants of Parent and Holdco and their respective affiliates including, without limitation, the Company, in substantially the form attached as Exhibit 5.5 (“Incentive Plan”), which includes grant documentation. Parent and Holdco shall use commercially reasonably efforts to obtain all necessary approval and authorization from the holders of Parent’s Common Stock for such plan including, without limitation, including such plan in the Proxy Statement. Such incentive option or other equity plan shall generally provide for a four (4) year vesting period. The number of shares of Holdco Common Stock authorized and reserved for issuance under the Incentive Plan shall be no less than eight percent (8%) of the Parent Common Stock on a fully diluted basis as of the time immediately prior to the Effective Time.

5.6 Registration Statement; Proxy Statement/Prospectus.

(a) Simultaneously with the date of this Agreement or, if such date is impractical, promptly thereafter (but no later than ten (10) days after the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets, statements of income and statements of cash flow, as of December 31, 2006, 2007 and 2008 (together with any required pro forma financial statement), have been prepared by the Company’s auditors), (i) Holdco shall prepare and Holdco shall file with the SEC a registration statement on Form S-4 (or other appropriate form), which shall include the Proxy Statement/Prospectus, for the purpose of registering the shares of Holdco Common Stock to be issued to Parent stockholders pursuant to the Merger (the “Registration Statement”), and (ii) Parent shall prepare and file with the SEC a proxy statement on Schedule 14A, including the Proxy Statement/Prospectus, for the purpose of, among other things, soliciting proxies from (a) holders of Parent Common Stock to vote, at a meeting of the holders of Parent Common Stock to be called for such purpose (the “Special Meeting”), in favor of, among other things, [I] the adoption of this Agreement and the approval of the transactions contemplated hereby, including, without limitation, the Reorganization (“Parent Stockholder Approval”), [II] the adoption of the Incentive Plan, [III] the amendment of Parent’s certificate of incorporation to amend the definition of the term, “Business Combination,” as defined therein,

[IV] any other proposals the Parties deem necessary to effectuate the effectiveness of the Registration Statement, and [V] an adjournment proposal and (b) [I] holders of Parent Warrants to amend the terms of the Warrant Agreement dated August 1, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering the Parent Warrants to allow redemption of the Parent Warrants (or, as applicable, the redemption by Holdco of the Holdco Warrants upon the exchange of the Parent Warrants for Holdco Warrants), at a price of $0.50 per warrant (the “Warrant Redemption”) and to allow the redemption of the Sponsor Warrants in the same manner as the Parent Warrants and [II] an adjournment proposal (the “Proxy Statement”). For purposes of this Agreement, “Proxy Statement/Prospectus” means the letter to Parent’s stockholders and holders of Parent Warrants, the notices of meeting, the proxy statement and forms of proxies to be distributed to Parent’s stockholders in connection with the Reorganization and the transactions contemplated by this Agreement and to the holders of Parent Warrants in connection with the Warrant Redemption, the prospectus relating to the exchange of Parent Common Stock, Parent Warrants and Parent Units for Holdco Common Stock, Holdco Warrants and Holdco Units and any additional solicitation materials required to be filed with the SEC in connection therewith.

(b) The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to promptly provide Parent and Holdco with the information concerning the Company, its management and operations and financial condition required to be included in the Proxy Statement or the Registration Statement. The Company shall make its, and cause each Company Subsidiary to make its, managers, directors, officers and employees available to Parent, Holdco and their counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement or the Registration Statement from the SEC.

(c) Holdco, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall use reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon after filing as practicable. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall use reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable.

(d) Parent shall bear all expenses of the Registration Statement and the Proxy Statement, including fees and expenses, if any, of legal counsel or other advisors.

(e) Parent shall make, and shall cause the Parent Subsidiaries to make, all necessary filings with respect to the Reorganization and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

(f) Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective by the SEC or any supplement or amendment to the Registration Statement has been filed, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC under the Exchange Act or any supplement or amendment to the Proxy Statement has been filed, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Registration Statement or Proxy Statement shall be filed without the approval of the Company, which approval shall not be unreasonably withheld.

(g) If at any time prior to the Effective Time, any information relating to Parent, Holdco or the Company, or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement and/or the Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Parent.

5.7 Reservation of Closing Stock Consideration and Contingency Stock Payment. Holdco hereby agrees there shall be, or Holdco shall cause to be, reserved for issuance and/or delivery such number of shares of Holdco Common Stock as shall be required for issuance and delivery of the Closing Stock Consideration and Contingency Stock Payment issuable in accordance with Sections 1.1(a) and 1.4(b) and the Holdco Common Stock issuable to the stockholders of Parent as well as that amount to be reserved under the Incentive Plan. Holdco covenants that it will authorize or cause to be authorized such number of shares of Holdco Common Stock as shall from time to time sufficient to issue the Closing Stock Consideration and Contingency Stock Payment and the Holdco Common Stock issuable to the stockholders of Parent.

5.8 Special Meetings; Mailing of Proxy Statement/Prospectus. As promptly as practicable following the execution of this Agreement, Parent, acting through the Parent Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold the Special Meeting for the purposes described in Section 5.6. Parent shall (i) use reasonable best efforts to solicit the approval of this Agreement by the stockholders of Parent and (ii) include in the Proxy Statement [A] the Parent Board’s declaration of the advisability of this Agreement and its recommendation to the stockholders of Parent that they adopt this Agreement and approve the Reorganization, [B] the Warrant Redemption and [C] all other requests or approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the proposals set forth in Section 5.6 (other than those with regarding adjournment). Notwithstanding the foregoing, Parent may adjourn or postpone the Special Meeting as and to the extent permitted by applicable Law. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders and warrantholders as promptly as practicable after the Registration Statement, of which the Proxy Statement/Prospectus is a part, is declared effective by the SEC; and

(b) promptly transmit any amendment or supplement to its stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus.

5.9 Holdco Filings. As soon as practicable after the date the Registration Statement is declared effective by the SEC, Holdco shall file a registration statement on Form 8-A to register the Holdco Common Stock. Promptly but in no event later than Sixty One (61) days after the Closing, Holdco shall file a registration statement on Form S-8 to register the Holdco Common Stock to be issued under the Incentive Plan. Parent shall use commercially reasonable best efforts to obtain listing for trading of Holdco Common Stock and, to the extent that the holders of the Parent Warrants do not approve the Warrant Redemption, the Holdco Units and the Holdco Warrants, on the NYSEA.

5.10 Name Change; Dissolution.

(a) At the Effective Time, Holdco shall file a certificate of amendment to the Holdco Certificate of Incorporate to change its name to Great American Group, Inc.

(b) At the Effective Time or promptly thereafter and except for the Company, the Company Subsidiaries and Holdco, the Company and Members shall file amendments to the governing charter documents of any Persons to which the Company or the Members have an equity interest in and change such Persons’ names to names that do not incorporate the name “Great American”.

(c) Prior to the Effective Time, the Company shall dissolve The Pride Capital Group, LLC, a limited liability company formed under the laws of California on June 23, 2006, under the laws of California.

5.11 Other Actions. Notwithstanding anything to the contrary in Section 5.4:

(a) as promptly as practicable after the execution of this Agreement, Parent and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Form 8-K”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(b) as promptly as practicable after the voting results at the Special Meeting are known, Parent shall prepare a draft Form 8-K announcing such results, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to such results, including the Reorganization, if applicable, in any report or form to be filed with the SEC (“Closing Form 8-K”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the voting results at the Special Meeting are known, Parent and the Company shall mutually agree on and issue a press release announcing such voting results and, if applicable, the consummation of the Reorganization (“Closing Press Release”). Concurrently with the Closing, Holdco shall distribute the Closing Press Release and shall file the Closing Form 8-K with the SEC.

5.12 Required Information. In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement (including the Proxy Statement/Prospectus), the Closing Form 8-K, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Parent, Holdco and/or the Company to any Government Authority, the NYSEA or other third Person in connection with the Reorganization and the other transactions contemplated hereby, and for such other reasonable purposes, the Company, Parent and Holdco each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors of Parent and the Company to be appointed as directors of Holdco effective as of the Closing pursuant to Section 1.8) and such other matters as may be reasonably necessary or advisable in connection with the Reorganization, or any other report, statement, filing, notice or application made by or on behalf of the Company, Parent or Holdco to any third party and/or any Governmental Authority in connection with the Reorganization and the other transactions contemplated hereby.

5.13 Charter Protections; Directors’ and Officers’ Liability Insurance. All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and each Company Subsidiary as provided in the Company’s Organization Documents and Subsidiary Organization Documents or in any indemnification agreements shall survive the Reorganization and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Closing Date, Holdco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date, covering the directors and officers of, and each other Person currently covered by such liability insurance, of the Company and each Company Subsidiary.

5.14 Merger. If Holdco (or Parent) or any of their respective successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such Person assume the obligations of such Person pursuant to this Agreement, including, without limitation, the payment of the Contingency Stock Payments and Contingency Cash Payments.

5.15 Warrant Redemption. In the event of the approval of the Warrant Redemption by the requisite vote of the holders of Parent Warrants in accordance with Section 5.6(a), Parent (or Holdco, as applicable) shall consummate the Warrant Redemption upon the terms provided for in the Warrant Agreement, as amended pursuant to the terms of such vote.

5.16 Further Assurances. The Company and Parent shall further cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Reorganization and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/or any Governmental Authority.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Reorganization and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a) Stockholder Approval. The Required Parent Vote shall have been obtained in accordance with the DGCL and Parent’s certificate of incorporation, as amended, and the rules and regulations of the NYSEA and the stockholders of Parent holding thirty percent (30%) or more of the shares of Parent Common Stock sold in Parent’s IPO shall not have voted against the Reorganization and exercised their conversion rights under Parent’s certificate of incorporation, as amended, to convert their shares of Parent Common Stock into a cash payment from the Trust Fund.

(b) Antitrust Laws. The applicable waiting period (and any extension thereof) under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and all Consents from third Persons that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(d) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Reorganization illegal or otherwise preventing or prohibiting consummation of the Reorganization.

(e) Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Holdco Common Stock to be issued in the Reorganization shall have been obtained and shall be in effect and such shares of Holdco Common Stock shall have been approved for listing on the NYSEA.

6.2 Conditions to Obligations of Parent and the Parent Subsidiaries. The obligations of Parent and the Parent Subsidiaries to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company and the Members set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company and the Members shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d) Secretary’s Certificate. The Company shall have delivered to Parent a true copy of the resolutions of the Company Management authorizing the execution of this Agreement and the consummation of the Reorganization and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Intentionally omitted.

(g) Legal Opinion. Parent shall have received an opinion of the Company’s counsel, Paul, Hastings, Janofsky & Walker LLP, in form and substance reasonably satisfactory to Parent, addressed to Parent and the Parent Subsidiaries, and dated as of the Closing Date.

(h) Lock Up Agreements. Holdco shall have received the Lock Up Agreements for the Closing Stock Consideration and Holdco Common Stock issuable to the stockholders of Parent.

(i) Employment Agreements. Holdco shall have received employment agreements from each of Andrew Gumaer, Harvey Yellen, Paul Erickson, and Scott Carpenter, in the form annexed hereto as Exhibit 6.2(i) (the “Employment Agreements”).

(j) Resignations. The Persons listed on Exhibit 1.8(b), constituting all of the managers, directors and officers of the Company as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time.

6.3 Conditions to Obligations of the Company and the Members. The obligations of the Company and the Members to consummate the Reorganization are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Parent and/or any Parent Subsidiary set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except (i) to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty that is qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect).

(b) Agreements and Covenants. Each of Parent and the Parent Subsidiaries shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Parent Board and the Holdco Board, respectively, of those persons currently on the Parent Board and the Holdco Board, respectively, who are not named as directors of the Parent and Holdco, respectively, following the Effective Time in the Proxy Statement.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(e).

(d) Secretary’s Certificate. The Parent shall have delivered to the Company a true copy of the resolutions of the Parent Board, Holdco Board, and Merger Sub Board, each authorizing the execution of this Agreement and the consummation of the Reorganization and transactions contemplated herein, certified by the Secretary of each of Parent, Holdco and Merger Sub, or similar officer.

(e) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Legal Opinion. The Company shall have received an opinion of the Parent’s and the Parent Subsidiaries’ counsel, Ellenoff Grossman & Schole, LLP, in form and substance reasonably satisfactory to the Company, addressed to the Company, and dated as of the Closing Date.

(g) Board of Directors. The Board of Directors of Holdco shall be constituted as set forth in Section 1.8 hereof, effective as of the Effective Time.

(h) Special Meeting. The requisite approval from the holders of Parent Common Stock and Parent Warrants at the Special Meeting shall have been obtained such that those proposals and actions (other those regarding adjournment) described in Section 5.6, including the Reorganization, shall have been adopted in accordance with the DGCL and Parent’s certificate of incorporation, as amended.

(i) Founders Escrow Agreement and Letter Agreement. The Founders Escrow Agreement and the Letter Agreement shall be in full force and effect in accordance with its terms.

(j) Voting Agreements. Each of the Parent Founders shall have entered into those voting agreements set forth on Exhibit 6.3(j) concurrently with the execution of this Agreement by Parent and the Parent Subsidiaries and the Parent Founders shall have voted their Parent Common Stock, Parent Warrants, and/or Parent Units in accordance therewith at the Special Meeting.

(k) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(l) Resignations. The Persons listed on Exhibit 1.8(a)-1, constituting all of the directors and officers of Parent and Merger Sub as of immediately prior to the Closing shall resign from all of their positions and offices effective as of the Effective Time.

(m) Registration. That registration rights agreement set forth as Exhibit 6.3(m) shall have been entered into by and between Holdco and the Contribution Consideration Recipients.

6.4 Frustration of Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the Reorganization and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the Effective Time or the Drop Dead Date, notwithstanding any approval of the matters presented in connection with the Reorganization by the stockholders of Parent or Members (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Company and Parent, as duly authorized by the Parent Board and the Company Management;

(b) by written notice by either Parent or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent or the Company due to failure by Parent or any Parent Subsidiary, on one hand, or the Company or any Company Subsidiary, on the other hand, to fulfill any obligation under this Agreement;

(c) by written notice by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d) by written notice by Parent, if there has been a breach by the Company or any Member of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or any Member shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.2 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company or any Member prior to the Closing Date, then Parent may not terminate this Agreement under this Section 7.1(d) for ten (10) calendar days after delivery of written notice from Parent to Company of such Terminating Company Breach, provided Company or such Member continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating Company Breach by the Company or a Member is cured during such ten (10) calendar day period).

(e) by written notice by the Company, if there has been a breach by Parent or the Parent Subsidiaries of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or any Parent Subsidiary shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.3 (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent prior to the Closing Date, then Company may not terminate this Agreement under this Section 7. 1(e) for ten (10) calendar days after delivery of written notice from Company to Parent of such Terminating Parent Breach, provided Parent continues to exercise commercially reasonable best efforts to cure such Terminating Parent Breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such Terminating Parent Breach by the Parent is cured during such ten (10) calendar day period).

(f) by written notice by either Parent or Company, if, at the Special Meeting (including any adjournment or postponement thereof at which this Agreement is voted upon), the

Required Parent Vote is not obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent where the failure to obtain the Required Parent Vote shall have resulted from Parent’s or any Parent Subsidiary’s breach of this Agreement;

(g) by written notice by either Parent or Company, if the stockholders of Parent holding thirty percent (30%) or more of the shares of Parent Common Stock sold in Parent’s initial public offering shall have voted against the Reorganization and exercised their conversion rights under Parent’s certificate of incorporation, as amended, to convert their shares of Parent Common Stock into a cash payment from the Trust Fund;

(h) by written notice by Parent if the Closing conditions set forth in Section 6.2 have not been satisfied by the Company and the Members (or waived by Parent) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Parent if Parent or any Parent Subsidiary is in material breach of any representation, warranty or covenant contained in this Agreement; or

(i) by written notice by Company if the Closing conditions set forth in Section 6.3 have not been satisfied by Parent (or waived by Company) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to Company or any Member if Company is in material breach of any representation, warranty or covenant contained in this Agreement.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except (i) as set forth in this Section 7.2 and in Section 7.3 and Article VIII and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any fraud or breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination. Without limiting the foregoing, Section 4.2(b), Section 5.3, this Section 7.2, Section 7.3, Article VIII and Section 9.4 shall survive the termination of this Agreement.

7.3 Fees and Expenses. Except as otherwise set forth in this Agreement, including Section 5.2 and this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Reorganization or any other related transaction is consummated. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, and filing of the Proxy Statement and the Registration Statement, the printing and mailing of the Proxy Statement/Prospectus, the solicitation of the Required Parent Vote and all other matters related to the consummation of the Reorganization. Notwithstanding the foregoing and only in the event the Reorganization is consummated pursuant to the terms of this Agreement, Parent shall (i) pay the reasonable Expenses incurred by the Company and the Members in connection with this Agreement and the transactions contemplated hereby not to exceed Five Million Dollars ($5,000,000.00) in the aggregate, and (ii) reimburse the Company for One Hundred percent (100%) of the costs and expenses incurred by the Company in respect to the filings, applications and other actions undertaken pursuant to Antitrust Laws under Section 5.2(a). Except for payments to Halcyon not to exceed One Million Dollars ($1,000,000) in the aggregate, Parent and each Parent Subsidiary hereby acknowledge and agree that in no event shall Parent together with each Parent Subsidiary incur, in the aggregate, more than Five Million Five Hundred Thousand Dollars ($5,500,000.00) in Expenses in connection with the Reorganization excluding the Expenses described in the preceding sentence. Any Expenses incurred and/or otherwise due and owing by Parent or any Parent Subsidiary shall be paid out of remaining amounts of the Trust Fund released to the Surviving Corporation at Closing in accordance with Section 3.17. In the event Parent wrongfully fails or refuses to consummate the transactions contemplated by this Agreement or Parent consummates an Initial Business Combination with any Person other than the Company, Parent shall reimburse the Company for the Expenses the Company incurred up to One Million Dollars ($1,000,000) in the aggregate (provided, however, that the Company has not consummated a business combination resulting from an Acquisition Proposal with an unaffiliated third Person).

7.4 Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or any Parent Subsidiary in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1 Trust Fund Waiver.

(a) The Company, the Members and the Member Representative each acknowledge that Parent is a blank check company formed for the purpose of acquiring one or more businesses or assets (an “Initial Business Combination”). The Company, the Members and the Member Representative each further acknowledges that Parent’s sole assets consist of the cash proceeds of the IPO and private placements of its securities, in each case, consummated in August 2007, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of the IPO. The monies in the Trust Account may be disbursed only (i) to Parent in limited amounts from time to time (and in no event more than $3,500,000 in total) in order to permit Parent to pay its operating expenses; (ii) if Parent completes the Reorganization, which constitutes an Initial Business Combination, then to those Persons and in such amounts as described in Section 3.17; and (iii) if Parent fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of Parent’s entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company and the Member Representative, on behalf of his, her or itself and any of their respective managers, directors, officers, affiliates, members, shareholders, trustees or subsidiaries, hereby irrevocably waive any right, title, interest or claim of any kind (any “Claim”) they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to Parent as described in clause (i) above) as a result of, or arising out of, any Claims against Parent arising under this Agreement.

(b) In the event the Company or the Member Representative commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Account and/or its assets or the Parent’s public stockholders, whether in the form of money damages or injunctive relief, the prevailing party shall be entitled to recover from the non-prevailing party the associated legal fees and costs in connection with any such action.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. The Confidentiality Agreement, the last sentence of Section 7.3 and the Company’s, the Members’ and the Member Representative’s waiver set forth in Section 8.1(a), shall survive termination of this Agreement in accordance with Section 7.1.

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to the Company and the Members, to:

Great American Group, LLC

21860 Burbank Blvd.

Suite 300 South

Woodland Hills, CA 91367

Attention: [                    ]

Facsimile: [                    ]

with a copy to (but which shall not constitute notice to the Company or the Members):

Paul, Hastings, Janofsky & Walker LLP

515 S. Flower St., Floor 25

Los Angeles, California 90071

Attention: Robert R. Carlson, Esq.

Facsimile: (213) 996-3220

(ii) if to the Member Representative to:

Andrew Gumaer

[                    ]

[                    ]

Facsimile:

with a copy to (but which shall not constitute notice to the Member Representative):

[                    ]

[                    ]

[                    ]

Attention:

Facsimile:

(iii) if to Parent, Holdco or Merger Sub (before the Closing) to:

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Attention: Mark Klein

Facsimile: (212) 409-2407

with a copy to (but which shall not constitute notice to Parent, Holdco or Merger Sub):

Ellenoff Grossman & Schole, LLP

150 East 42nd Street

New York, New York 10017

Attention: Douglas Ellenoff, Esq.

Facsimile: (212) 370-7889

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, the Parent Subsidiaries and the Company agrees that a final judgment in any Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Parent, the Parent Subsidiaries and the Company irrevocably consents to the service of the summons and complaint and any other process in any other Action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge after due inquiry of the Key Employees, and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry, and

(v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Delaware. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Disclosure Schedules referred to herein, which exhibits and Disclosure Schedules are incorporated herein by reference and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Reorganization be consummated as originally contemplated to the fullest extent possible.

9.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or the Parent or the Parent Subsidiaries in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11 Third Parties. Except for the rights of the Phantom Equity Holders pursuant to Sections 1.1, 1.2, 1.3, 1.4, 1.6, and 4.6, and for the rights of the Indemnitees pursuant to Section 5.3, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.12 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings.

Term	Section
2010 EBITDA Target	1.4(b)
2011 EBITDA Target	1.4(b)
Acquisition Proposal	4.3(a)
Action	2.12(a)
Additional Parent SEC Reports	3. 7(a)
Adjusted EBITDA	1.4(a)
Affiliate	9. 7
Affiliate Transaction	2. 22
Agreement	Preamble
Amended Operating Agreement	1. 7(a)
Ancillary Public Disclosures	2. 25
Antitrust Laws	5. 2(a)
Available Cash Payment	1. 3(d)
Business	4.4(a)(i)
Business Day	9. 7
Cash Contribution Consideration Percentages	1.1(a)(ii)
Certificate of Merger	1. 2(b)
Certifications	3. 7(a)
Claim	8. 1(a)
Claim Notice	5. 3(d)(i)
Closing	1. 2(a)
Closing Cash Consideration	1. 1(a)(ii)
Closing Company Financials	2.7(a)
Closing Consideration	1. 1(a)(ii)
Closing Date	1. 2(a)
Closing Stock Consideration	1. 1(a)(ii)
Code	1. 2(c)
Company	Preamble
Company Benefit Plans	2. 16(a)
Company Disclosure Schedule	Preamble Article II
Company ERISA Affiliate	2. 16(a)
Company Indemnified Party	5. 3(c)
Company Intellectual Property	2. 15(a)
Company Management	Recitals
Company Material Adverse Effect	2.1
Company Material Contract	2.14(a)

Term	Section
Company Permits	2.11(b)
Company Organization Documents	2.1
Company Real Property	2.19(a)
Company Subsidiary or Company Subsidiaries	2.1
Company Subsidiary Organization Documents	2.1
Confidentiality Agreement	4.2(b)
Consent	2.5(a)
Contingency Cash Payment	1.4(a)
Contingency Stock Payment	1.4(b)
Contribution	Recitals
Contribution Consideration Recipients	1.1(a)(ii)
Current Assets of the Company	1.3(a)
Current Liabilities of the Company	1.3(a)
Damages	5.3(b)
Deductible	5.3(f)
DGCL	Recitals
Distribution Date	1.1(a)(iii)
DOJ	5.2(b)
DOL	2.16(b)
Drop Dead Date	1.2(a)
EBITDA Objection Period	1.4(c)
EBITDA Statement	1.4(c)
Effective Time	1.2(b)
Encumbrance	2.6(a)
Enforceability Exceptions	2.4(a)
Environmental Laws	2.21
ERISA	2.16(a)
Escrow Agent	1.2(d)(i)
Escrow Agreement	1.2(d)(i)
Escrow Claims	1.2(d)(i)
Escrowed Indemnification Stock	1.2(d)(i)
Estimated Net Working Capital	1.3(a)
Exchange Act	2.5(a)
Executory Period	4.1(a)
Expenses	7.3
Final EBITDA	1.4(c)
Final Escrow Release Date	1.2(d)(i)
Final Net Working Capital	1.3(b)
First Escrow Release Date	1.2(d)(i)
Flow of Funds Memo	1.1(a)(ii)
Founders Escrow Agreement	1.6
Founders Restricted Stock	4.5
FTC	5.2(b)

Term	Section
Fundamental Representations and Warranties	5.3(a)
GAAP	2.7(a)
Governmental Authority	2.5(a)
Halcyon	1.4(a)
Hazardous Substance	2.21
Holdco	Preamble
Holdco Board	Recitals
Holdco Bylaws	1.7(b)
Holdco Certificate of Incorporation	1.7(b)
Holdco Common Stock	1.1(a)(ii)
Holdco Units	1.1(b)(ii)
Holdco Warrants	1.1(b)(ii)
Incentive Plan	5.5
Indebtedness	2.2(e)
Indemnified Representative	5.3(d)
Indemnifying Representative	5.3(d)
Indemnitee	5.3(d)
Independent Accountant	1.3(b)
Initial Business Combination	8.1(a)
Intellectual Property	2.15(b)
Investment Company Act	3.17(a)
IPO	3.17(a)
Key Employees	2.20(c)
Knowledge	9.7
Law or Laws	2.6(a)
Letter Agreement	4.5
Licensed Intellectual Property	2.15(a)
Lock Up Agreements	1.6
Member or Members	Preamble
Member Representative	Preamble
Membership Interests	Recitals
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	3.2(c)
Minimum Trust Amount	3.17(a)
Net Working Capital	1.3(a)
Net Working Capital Benchmark	1.3(c)
NYSEA	3.22
Operating Agreement	1.7(a)
Order	2.12(a)
Parent	Preamble
Parent Benefit Plans	3.12

Term	Section
Parent Board	Recitals
Parent Common Stock	1.1(b)(ii)
Parent Disclosure Schedule	Preamble Article III
Parent ERISA Affiliate	3.12
Parent Financials	3.7(b)
Parent Founders	1.6
Parent Indemnified Party	5.3(b)
Parent Material Adverse Effect	3.5
Parent Material Contracts	3.14(a)
Parent Organization Documents	3.1
Parent Permits	3.27(b)
Parent SEC Reports	3.7(a)
Parent Stockholder Approval	5.6(a)
Parent Subsidiaries	3.1
Parent Subsidiary Organization Documents	3.1
Parent Units	1. 1(b)(ii)
Parent Warrants	1.1(b)(ii)
Party or Parties	Preamble
Permitted Encumbrances	2.19(b)
Person	9.7
Phantom Equity Holders	1.1(a)(ii)
Phantom Equity Holder Contingency Stock	1.4(f)
portion of the Closing Stock Consideration	1.1(a)(iii)
Proxy Statement	5.6(a)
Proxy Statement/Prospectus	5.6(a)
Registration Statement	5.6(a)
Reorganization	Recitals
Representatives	4.2(b)
Required Parent Vote	3.4
Requisite Regulatory Approvals	6.1(c)
Sarbanes-Oxley Act	3.7(a)
SEC	1.2(d)(i)
Secretary of State	1.2(b)
Securities Act	2.2(a)
Signing Company Financials	2.7(a)
Signing Form 8-K	5.11(a)
Signing Press Release	5.11(a)
Special Meeting	5.6(a)
Sponsor Warrants	3.2(d)
Stock Contribution Consideration Percentages	1.1(a)(ii)
Stockholder Warrants	3.2(d)
Subsidiary	9.7

Term	Section
Surviving Company	1.1(b)(i)
Tax or Taxes	2.17(g)
Tax Returns	2.17(a)
Tenant Leases	2.19(a)
Terminating Company Breach	7.1(d)
Terminating Parent Breach	7.1(e)
Termination Date	7.1
Third Party Claim	5.3(d)
Trust Account	3.17(a)
Trust Agreement	3.17(a)
Trust Fund	3.17(a)
Trustee	3.17(a)
Voting Form 8-K	5.11(b)
Voting Press Release	5.11(b)
Warrant Agreement	5.6(a)
Warrant Redemption	5.6(a)
WC Objection Period	1.3(b)
Working Capital Shortfall	1.3(c)

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

AGREEMENT AND

PLAN OF REORGANIZATION

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Reorganization to be signed and delivered by its respective duly authorized officer as of the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Mark Klein
Name:	Mark Klein
Title:	Chief Executive Officer

GREAT AMERICAN GROUP, INC.

By:	/s/ Mark Klein
Name:	Mark Klein
Title:	Chief Executive Officer

AAMAC MERGER SUB, INC.

By:	/s/ Mark Klein
Name:	Mark Klein
Title:	President

GREAT AMERICAN GROUP, LLC

By:	/s/ Andy Gumaer
Name:	Andy Gumaer
Title:	CEO

MEMBERS:

/s/ Andrew Gumaer
Andrew Gumaer

/s/ Harvey Yellen
Harvey Yellen

MEMBER REPRESENTATIVE:

/s/ Andrew Gumaer
Andrew Gumaer